SCHEDULE 14C
(RULE 14C-101)

SCHEDULE 14C INFORMATION

(Amendment No. 1)

INFORMATION STATEMENT PURSUANT TO

SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

MSO HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

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1.	Title of each class of securities to which transaction applies:

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MSO Holdings, Inc.
2333 Waukegan Road, Suite 175
Bannockburn, Illinois  60015

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION

NOTICE OF ACTION TAKEN BY
WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR
UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

General

          MSO Holdings, Inc. (the “Company,” “we,” “our” or “us”) is providing this Information Statement (the “Information Statement”) to you to inform you that stockholders holding a majority in interest of our voting stock have adopted resolutions by written consent that:

          Action No. 1: Approve a reverse stock split to be effected at any time prior to December 31, 2006, in a ratio of two hundred (200) shares to one (1) share (the “Reverse Stock Split”) of our common stock, the timing of such Reverse Stock Split to be determined by our Board of Directors (the “Board”) in its discretion.

          The intended effect of the Reverse Stock Split is to reduce the number of holders of our common stock to fewer than three hundred (300) so that we will be eligible to suspend our duty to file reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Provided that the Reverse Stock Split has the intended effect, we intend to suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act and to terminate the quotation for sale of shares of our common stock on the Over-the-Counter Bulletin Board (the “OTCBB”).  We will in such case no longer be required to file periodic reports with the SEC ;

           Action No. 2: Designate a new series of preferred stock to be called the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”) with the rights, preferences and privileges set forth in an amendment and restatement to our Amended and Restated Certificate of Incorporation (the “Amended Certificate”) .  In general, the holders of our Series A-1 Preferred stock will: (i) have a liquidation preference senior to our common stock and our Series A Convertible Preferred Stock (the “Series A Preferred”) ; (ii) have the power to elect three (3) of the five (5) members of our Board; (iii) be entitled to vote on all matters presented to the holders of our common stock on an as-if converted to common stock basis, with each share of Series A-1 Preferred initially convertible into one (1) share of common stock; (iv) have the right to obligate us to redeem certain shares of Series A-1 Preferred upon an election of the majority of the holders of our Series A-1 Preferred; (v) be convertible into shares of our common stock, with each share of Series A-1 Preferred initially convertible into one (1) share of our common stock; and (vi) have anti-dilution protection in the event we sell equity securities at a purchase price less than the then current conversion price for our Series A-1 Preferred;

           Action No. 3: Approve the conversion of approximately 83% of our outstanding Series A Preferred into newly created shares of Series A-1 Preferred (the “Series A Conversion”) as set forth in our Amended Certificate at

i

a conversion ratio of 3.66972 shares of Series A-1 Preferred for each share of Series A Preferred to be converted in the Series A Conversion ;

           Action No. 4: Amend and restate the rights, preferences and privileges of our remaining Series A Preferred such that each of the rights, preferences and privileges of our Series A Preferred are eliminated other than: (i) the right to vote with our common stock on an as-if converted to common stock basis; and (ii) the right to receive proceeds from a liquidation event on a pari-passu basis with the holders of our common stock;

          Action No. 5: Amend and restate our existing Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 40,000,000 shares to 120,000,000 shares; and

           Action No. 6: Amend and restate our existing Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our preferred stock from 15,000,000 shares to 95,000,000 shares of preferred stock with rights, preferences and privileges to be designated by our Board from time to time.

          The resolutions adopted by our Board together with the written consent of our stockholders gives us the authority necessary to file the Amended Certificate that includes provisions for all of the aforementioned actions.

          We have established the close of business on June 14, 2006 as the record date (“Record Date”) related to the foregoing.  Therefore, we are mailing this Information Statement to our stockholders of record as of the close of business on June 14, 2006.  We intend to mail this Information Statement to our security holders no later than October __, 2006.

          This Information Statement is being mailed to you for information purposes only.  No action is requested or required on your part.

Stockholders Entitled to Vote

           We obtained written consents from the requisite number of stockholders related to the actions set forth above.  Each of the written consents we obtained from May 9, 2006 through June 14, 2006 was valid and effective and had not been revoked as of June 14, 2006.  The Board declared June 14, 2006, the official Record Date with respect to the foregoing actions.  Holders of shares of our common stock and Series A Preferred at the close of business on June 14, 2006 were entitled to vote on the actions set forth above.  On June 14, 2006, we had approximately 6,316,698 shares of common stock issued and outstanding and 12,562,262 shares of Series A Preferred issued and outstanding.  Each stockholder was entitled to one vote for each share of common stock or Series A Preferred held by such stockholder.

Results of the Vote

          As of the Record Date, holders of a majority of our common stock and our Series A Preferred, voting together as a single class, had executed a written consent in favor of the actions described above.  In addition, as of the Record Date, holders of our Series A Preferred, voting as a separate class, had executed a written consent in favor of the actions described above.  Each of the foregoing actions was approved by 11,685,495 shares, or 61.89% of all shares entitled to vote thereon and 10,436,763 shares of Series A Preferred, or 83.1% of Series A Preferred entitled to vote thereon.  This consent satisfies the stockholder approval requirement for the proposed action.

Information Statement

          No action is required by you.  As set forth above, we sought and have obtained the required stockholder approval.  The accompanying Information Statement is furnished only to inform you of the corporate action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Exchange Act.  Pursuant to Rule 14c-2, the foregoing action will not take effect until a date that is at least twenty (20) days after the date on which this Information Statement has been mailed to you.  No other stockholder approval is required.

October __, 2006

ACTION NO. 1:
REVERSE STOCK SPLIT

          The following is a summary of the material terms of the proposed Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split.

          The remaining information in this Information Statement contains a more detailed description of the terms of the proposed Reverse Stock Split and related transactions. We encourage you to read carefully the entire Information Statement.

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

          •          Our Board has authorized a two hundred (200) to one (1) Reverse Stock Split of our common stock, par value $0.001 per share. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9. “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 and “Special Factors—Fairness Opinion of Houlihan Smith & Company, Inc.” on pages 19-25 in this Information Statement.

          •          Our Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split.  Our Board has determined that the Reverse Stock Split is fair to and in the best interest of our unaffiliated stockholders, both those that will be cashed out and those that will remain stockholders after the Reverse Stock Split is consummated.  In addition, our Board believes that the Reverse Stock Split is substantively and procedurally fair to each of our unaffiliated stockholders who are entitled to receive a cash payment of $0.15 per pre-split share as a result of the Reverse Stock Split.  Our Board unanimously approved the Reverse Stock Split.  Our Board also relied on a third party fairness opinion from Houlihan Smith & Company, Inc. in determining the fairness of $0.15 per share as a cash payment per pre-split share.  See also the information under the caption “Special Factors—Fairness of the Reverse Stock Split to Stockholders” on pages 16-19 and “Special Factors—Fairness Opinion of Houlihan Smith & Company, Inc.” on pages 19-25 in this Information Statement.

           •            The cash price of $0.15 does not represent a premium to the market price of our common stock as quoted on the OTCBB on June 9, 2006, the date of the announcement of the Reverse Stock Split.  The cash price of $0.15 represents a discount to the historical market price of our common stock as quoted on the OTCBB.  See also the information under the caption “Special Factors—Fairness of the Reverse Stock Split to Stockholders” on pages 16-19 and “Special Factors—Fairness Opinion of Houlihan Smith & Company, Inc.” on pages 19-25 in this Information Statement.

          •          In addition, our Board considered other factors such as our current and historical stock prices, net book value and prices paid in recent equity financing transactions.  See also the information under the captions “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 and “Special Factors—Procedural Fairness” on pages 26-27 in this Information Statement.

          •           Our Amended and Restated Certificate of Incorporation requires the approval of the holders of a majority of our outstanding voting securities, voting together as a single class, and the approval of the holders of a majority of our Series A Preferred, voting separately as a class.  The members of our Board and certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse Stock Split. The shares of stock beneficially held by these directors and executive officers represent 19.5% of our total outstanding voting securities and 29.0% of our outstanding Series A Preferred.  See also the information under the caption “Special Factors—Description of the Reverse Stock Split” on pages 28-30 in this Information Statement.

          •           When the Reverse Stock Split becomes effective, you will receive one (1) new share of common stock for each two hundred (200) shares of common stock you own as of the Effective Date. If you do not own a number of shares of common stock evenly divisible by two hundred (200), you will receive a cash payment based upon the amount of $0.15 per pre-split share in lieu of a fraction of a share of new common stock that would otherwise be issued following the Reverse Stock Split. If you hold less than two hundred (200) shares of our common stock, you will receive a cash payment of $0.15 per pre-split share and you will no longer be one of our stockholders.  As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to American Registrar & Transfer Co. (the “Exchange Agent”). Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” on pages 28-30 in this Information Statement.  In any event, all fractional shares, whether or not surrendered, will be cancelled.

          •           We presently have approximately five hundred seventy six (576) stockholders of record of our common stock, of which approximately five hundred four (504) stockholders each own fewer than two hundred (200) shares.  In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding capital stock.  When the Reverse Stock Split is effected, we believe that approximately seventy two (72) stockholders will remain as holders of our common stock, beneficially owning 100% of the outstanding common stock.  Common stockholders, who now beneficially own approximately 99% of the outstanding common stock, will beneficially own 100% of the outstanding common stock after the Reverse Stock Split.  See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9 and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” on page 31 in this Information Statement.

          •           The number of shares underlying each outstanding stock option under our 2004 Equity Incentive Plan (the “Plan”) will be decreased by a factor of two hundred (200), and the exercise price of each outstanding stock option will be increased by a factor of two hundred (200) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any options under the Plan following the Reverse Stock Split. Each fractional share otherwise issuable to an optionee upon exercise will be rounded down to the nearest whole share.  See also the information under the caption “Special Factors—Effect of the Reverse Stock Split on Option Holders” on page 13 in this Information Statement.

          •           The Reverse Stock Split will not directly affect our outstanding preferred stock.  However, pursuant to our Amended Certificate, the conversion price of our preferred stock will be increased by a factor of two hundred (200), meaning that the number of shares of common stock into which each such share of preferred stock will then be convertible into, will be decreased by a factor of two hundred (200).  No fractional shares will be issued or issuable upon conversion of any preferred stock into common stock following the Reverse Stock Split.  In lieu of any such fractional shares, holders of our preferred stock will receive a cash payment equal to the fair market value per share at the time of such conversion.  See also the information under the caption “Special Factors—Effect of the Reverse Stock Split on Preferred Stock Holders” on page 13 in this Information Statement.

          •           The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with the termination of our obligations as a public company. See also the information under the captions “Special Factors—Effects of the Reverse Stock Split” on page 11-12 , “Special Factors—Financial Effect and Accounting Consequences of the Reverse Stock Split” on pages 13-15 and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” on page 31 in this Information Statement.

          •           When the Reverse Stock Split becomes effective, we will be eligible to suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act and we intend to terminate the quotation of shares of our common stock on the OTCBB.  Once we suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act and terminate the quotation of our common stock, we will no longer be obligated to file periodic reports with the SEC or furnish reports to our stockholders.  See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9, “Special Factors— Fairness of the Reverse Stock Split to Stockholders ,” on pages 16-19 and “Special Factors—Suspension of Exchange Act Reporting Obligation” on page 28 in this Information Statement.

          •          Those stockholders who receive a cash payment in the Reverse Stock Split will, in general need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in our shares of common stock which have been cancelled. Those record holders who receive common stock incident to the Reverse Stock Split, but no cash, will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Stock Split” on page 16 in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.

          •           You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” on pages 28-30 in this Information Statement.

          •           Our Board believes that the Reverse Stock Split is subject to the following disadvantages.  Stockholders owning less than two hundred (200) shares of our common stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing.  In addition, stockholders who are cashed out will not be able to participate in our future growth or any increase in market value of their shares.  Our Board believes that the public market for shares of our common stock, where liquidity has been limited, could be greatly diminished.  Moreover, stockholders remaining following the Reverse Stock Split will no longer have readily available to them all of the information regarding our operations and results that is currently available in our filings made with the SEC.  Our Board has also concluded that the elimination of our common stock’s trading market may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company.  Furthermore, we will be less likely to be able to use our shares to acquire other companies and will no longer have access to public markets and may find it difficult to raise capital if we need to do so.  Upon suspension of our public reporting obligation, we will no longer file, among other things, annual or quarterly reports with the SEC. We will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. See also the information under the caption “Questions and Answers About the Reverse Stock Split” on pages 3-6 in this Information Statement.

          •           Although the Reverse Stock Split has been approved by the requisite number of stockholders, our Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in our best interests and those of our stockholders.  Our Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed.  Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. We have the financial resources to complete the Reverse Stock Split, the costs of which we anticipate to be approximately $8,000 (for the cash payment to be paid in lieu of fractional shares) and $117,500 (for legal fees, accounting fees and fees incurred in connection with the fairness opinion).  However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Reverse Stock Split, our Board reserves the right not to effect the Reverse Stock Split. If our Board decides to withdraw or modify the Reverse Stock Split, our Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. See also the information under the captions “Special Factors—Financing of the Reverse Stock Split” on page 30 and “Special Factors—Reservation of Rights” on page 28 in this Information Statement.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

          The following questions and answers briefly address certain questions about the Reverse Stock Split that are not addressed in the “Summary of Terms of Reverse Stock Split.” They may not include all the information that is important to you and we urge you to read carefully this entire Information Statement.

          Q:  What are some of the advantages of the Reverse Stock Split?

          A:  Our Board believes that the Reverse Stock Split will have, among others, the following advantages:

          •          because the number of our stockholders will be less than three hundred (300), we will suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act and terminate the quotation of our common stock on the OTCBB, which will eliminate the significant tangible and intangible costs of being a public company (with estimated tangible costs savings of approximately $390,000 (excluding costs incurred in compliance with Section 404 of the Sarbanes-Oxley Act) or $640,000 (including costs required to comply with Section 404 of the Sarbanes-Oxley Act) before taxes annually for us);

          •          we will be able to provide complete liquidity for the relatively large number of stockholders holding fewer than two hundred (200) shares where liquidity has been limited in the public market;

          •          we will be able to eliminate the obligation to publicly disclose sensitive, competitive business information;

          •          we will be able to achieve the overhead reduction associated with the Reverse Stock Split without negatively affecting our business operations; and

          •          our management will be able to better focus on our business’s long-term goals and objectives.

           See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9, “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 and “Special Factors—Procedural Fairness” on pages 26-27 in this Information Statement.

          Q:  What are some of the disadvantages of the Reverse Stock Split?

          A:   Our Board believes that the Reverse Stock Split will have, among others, the following disadvantages:

          •          stockholders owning less than two hundred (200) shares of common stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be a stockholder and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

          •          the public market for shares of our common stock, where liquidity has been limited, could be greatly diminished;

          •          stockholders remaining following the Reverse Stock Split will no longer have readily available to them all of the information regarding our operations and results that is currently available in our filings with the SEC;

          •          the elimination of our common stock’s trading market may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company;

          •          we will be less likely to be able to use our shares to acquire other companies; and

          •          it will be more difficult for us to access the public equity markets.

           See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9, “Special Factors—Effects of the Reverse Stock Split” on pages 11-12, “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 12-13 and “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 in this Information Statement.

          Q:  What are some of the reasons for suspending our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act?

          A:  Our Board believes that we currently derive no material benefit from our public company status. In addition to the related direct financial burden from being a public company, the thin trading market in our common stock has not provided the desired level of liquidity to our stockholders, permitted us to use our stock as currency for acquisitions or other transactions, nor provided a meaningful incentive for our key employees.

           See also the information under the caption “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9 in this Information Statement.

          Q:  What are some of the factors that our Board considered in approving the Reverse Stock Split?

          A:  Our Board considered several factors in recommending and approving the Reverse Stock Split. Importantly, our Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9, “Special Factors—Strategic Alternatives Considered” on page 9, “Special Factors—Background and Timing of the Reverse Stock Split” on pages 9-11 and “Special Factors—Effects of the Reverse Stock Split” on pages 11-12 in this Information Statement. Our Board also considered numerous other factors, including:

          •          the financial presentations and analyses of management regarding the Reverse Stock Split, including management’s determination that a price of $0.15 per pre-split share be paid for fractional shares to our stockholders owning a number of shares not evenly divisible by two hundred (200);

          •          our Board’s discussions and conclusions about the fairness of the price of $0.15 per pre-split share to be paid following the Reverse Stock Split to unaffiliated stockholders owning fewer than two hundred (200) shares;

          •          the fairness of the price of $0.15 per pre-split share presented by Houlihan Smith & Company, Inc., in its fairness opinion;

          •          the projected tangible and intangible cost savings to us by terminating our public company status; and

          •          the elimination of our obligations to publicly disclose sensitive, competitive business information.

           See also the information under the captions “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 12-13 , “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 and “Special Factors—Fairness Opinion of Houlihan Smith & Company, Inc.” on pages 19-25 in this Information Statement.

          Q:  What are the interests of directors and executive officers in the Reverse Stock Split?

          A:  In considering the recommendation of our Board to approve the Reverse Stock Split proposal, we believe that the percentage change in the ownership of common stock and preferred stock by our directors and officers, or their affiliated entities, will be de minimus.

           See also the information under the captions “Special Factors—Effects of the Reverse Stock Split” on pages 11-12 and “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 12-13 in this Information Statement.

          Q:  What is the total cost of the Reverse Stock Split to the Company?

          A:  We estimate that we will pay approximately $8,000 to cash out all fractional shares. In addition, we anticipate incurring approximately $117,500 in fees and costs in connection with the reverse Stock Split.

           See also the information under the captions “Special Factors—Effects of the Reverse Stock Split” on pages 11-12 , “Special Factors—Financial Effect and Accounting Consequences of the Reverse Stock Split” on pages 13-15 and “Special Factors—Costs of the Reverse Stock Split” on page 31 in this Information Statement.

          Q:  At what prices has the Company’s stock traded recently?

          A:   Our common stock is traded on the OTCBB under the symbol “MSOD.OB.”  Prior to June 1, 2005, our common stock was quoted under the symbol “NSPS.OB.” Prior to June 1, 2005, there was no trading market in our common stock. We have set forth below our high and low bid price information for the periods indicated, as reported by OTCBB . The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low

2006
Quarter ended June 30, 2006	$0.29	$0.15
Quarter ended March 31, 2006	$1.50	$0.25
2005
Quarter ended December 31, 2005	$1.10	$0.41
Quarter ended September 30, 2005	$2.00	$0.50
Quarter ended June 30, 2005	$0.50	$0.25
Quarter ended March 31, 2005	NA	NA

          We have never paid any dividends on our common stock.  We intend to retain our future earnings, if any, and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, we may not declare or pay a dividend without the prior approval of holders of a majority of our Series A Preferred.

          On June 8, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, our common stock’s closing price per share was $0.15. On August 1, 2006, the last practicable trading day prior to the date of this Information Statement, our common stock’s closing bid as quoted on the OTCBB was $0.05.

           See also the information under the caption “Special Factors—Fairness of the Reverse Stock Split to Stockholders” on pages 16-19 in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Reverse Stock Split

          The primary purpose of the Reverse Stock Split is to reduce the number of holders of record of our common stock to fewer than three hundred (300), so that we can suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act. The Reverse Stock Split is expected to ultimately result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act, and is likely to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of shares. The Reverse Stock Split is thus expected to enable our management and employees to devote more time and effort to our operations.

           In May of 2005, we acquired our operating subsidiary MSO Medical, Inc.  Prior to that time we were a shell company with no operations seeking to acquire an operating business that desired to take advantage of the perceived benefits associated with being a public company.  These advantages were primarily perceived to be (i) increased liquidity to existing stockholders, (ii) increased access to equity markets for us to finance our growth, and (iii) the ability to use our capital stock more easily as consideration in acquisition transactions.

           After the completion of the acquisition of MSO Medical, Inc., until approximately April of 2006, we attempted to use our public company status to access equity markets and to use our common stock as currency in proposed acquisition transactions; however, we were unable to do so.  In fact, neither we, nor our stockholders, have been able to benefit from these perceived advantages due to our historically low stock price, the poor financial performance of our business, our small public float and resulting illiquidity of our stock.  Our Board believes that any material benefit derived from continued periodic reporting under the Exchange Act is now outweighed by the cost. As a result of the increased cost and tangible and intangible burdens associated with being a public company and our current financial condition , we do not believe that continuing our public company status is in our best interests or those of our stockholders at this time .

           Our status as a public company has not only failed to benefit our stockholders materially, but also, in our Board’s view, places an unnecessary financial burden on us. We have not historically felt this burden as we did not file periodic and other reports with the SEC until 2005.  Additionally, since we had no operations prior to 2005, the financial burden of being a public company was minimal.  Because we did not suffer from this financial burden prior to our acquisition of MSO Medical, Inc. and because our business plan prior to that time was to acquire an operating entity interested in the perceived benefits of becoming a public company, we did not consider undertaking a going private transaction prior to this time.  However, since our acquisition of MSO Medical, Inc. in May of 2005, we have complied with the applicable SEC rules and regulations with respect to the filing and reporting requirements of a public company.  Therefore, we are now currently incurring direct costs associated with complying with these rules and regulations.  In addition, Section 404 of the Sarbanes-Oxley Act is currently scheduled to become applicable to smaller public companies in 2007.  Complying with Section 404 of the Sarbanes-Oxley Act will significantly increase these direct costs.

           Direct costs associated with compliance with the SEC’s public reporting requirements include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, communications to a broad stockholder base and other reports and statements with the SEC. To comply with the public company requirements, we incur an estimated $390,000 annually (this amount will likely increase to $640,000 once we are required to comply with Section 404 of the Sarbanes-Oxley Act) before taxes in related expenses as follows:

Audit and Accounting	$80,000	$150,000
Legal Fees	175,000	200,000
Stockholder Expenses	25,000	30,000
D&O Insurance	110,000	110,000
Internal Control Compliance*		150,000

Total	$390,000	$640,000

*Consists of costs associated with compliance with the Sarbanes-Oxley Act related to establishing and maintaining adequate internal controls and procedures for financial reporting, and our internal review and audit of our financial statements.

          The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, our Board does not believe that such costs are justified. Therefore, our Board believes that it is in our best interests and those of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the Reverse Stock Split at this time rather than continue to subject us to these burdens.

          The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the SEC. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and our Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Stock Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance.

          In certain respects, being a public company has resulted in us being at a competitive disadvantage with respect to our privately-held competitors. In our Board’s view, many of our competitors have a cost advantage in that they do not have the operating expenses associated with being a public company. Furthermore, our competitors, as well as the companies with whom we transact business, can use publicly disclosed information that we file under the Exchange Act to our detriment. Publicly available information on us can be readily analyzed by privately-held competitors and other companies rendering us at a competitive disadvantage in the marketplace. Conversely, we do not have access to similar information with respect to non-public rivals nor can we protect information about our business if we are mandated by federal securities laws to release such information on an annual or quarterly basis.

          See also information under the caption “Special Factors—Strategic Alternatives Considered” on page 9 in this Information Statement for an additional description of the reasons why our Board approved the Reverse Stock Split instead of another alternative transaction structure.

          The Reverse Stock Split will terminate the equity interests of approximately five hundred four (504) record holders of our common stock who each own fewer than two hundred (200) shares of our common stock, and may reduce the equity interest of any record holder who beneficially holds a number of common stock that is not evenly divisible by two hundred (200). The Reverse Stock Split is expected to relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws once we suspend our duty to file such reports with the SEC pursuant to Section 15(d) of the Exchange Act. Additionally, the Reverse Stock Split would provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our common stock.

          We intend for the Reverse Stock Split to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees directly.

          We presently have approximately five hundred seventy six (576) stockholders of record of our common stock, of which approximately five hundred four (504) stockholders each own fewer than two hundred (200) shares. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding capital stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in our Board’s view, excessive given our size. These expenditures result in no material benefit to us. The Reverse Stock Split will enable us to eliminate much of this cost.

          When the Reverse Stock Split is consummated, stockholders owning fewer than two hundred (200) shares of our common stock will no longer have any equity interest and will not participate in any future earnings or any increases in the value of our assets or operations. Additionally, stockholders owning more than two hundred (200) shares of our common stock but not a number of shares evenly divisible by two hundred (200), may have a reduced equity interest and reduced participation in future potential earnings or growth. Thus, only management, directors and remaining stockholders will benefit from any future increase in our earnings. The stockholders who will continue to have an equity interest after the Reverse Stock Split will own a security, the liquidity of which will be restricted. The share price offered by us to holders with a number of shares of our common stock not evenly divisible by two hundred (200) was not determined at arm’s length. See also information under the caption “Special Factors—Fairness of the Reverse Stock Split to Stockholders ” on pages 16-19 in this Information Statement.

Strategic Alternatives Considered

          In making the determination to proceed with the Reverse Stock Split, our Board considered three (3) other strategic alternatives. As discussed below, however, these other alternatives were ultimately rejected because our Board believed that the Reverse Stock Split would be the simplest and most cost effective approach in which to achieve the purposes described above. These alternatives were:

          •           Self-tender offer. Our Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding common stock. However, the results of an issuer tender offer would be unpredictable, due to its voluntary nature. Our Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below three hundred (300) and to terminate our public reporting requirements. Our Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, our Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

          •           Spin off of MSO assets.  Our Board also considered a spin off of substantially all of our assets.  Our Board determined that such alternative’s potential benefits were significantly outweighed by the costs and potential liabilities associated with this alternative.  Additionally, the Board concluded that there was a high likelihood that such alternative would not have achieved the desired result of alleviating the burden associated with the costs and expenses associated with being a public reporting company.

          •           Maintaining the status quo. Our Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public and other considerations described herein, our Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background and Timing of the Reverse Stock Split

           Our prior management had adopted a strategy of growing the Company by using funds to be raised in the capital markets to finance strategic transactions, potential acquisitions and other business costs and expenses.  In April 2006, following the termination of our agreement to acquire Resources for Living, Ltd., our Chief Executive Officer, Al Henry, resigned.  Following the resignation of Mr. Henry, in April 2006, our Board began to reconsider our strategy in general and to consider a potential financing transaction to fund our ongoing operations.  In April 2006, our Board initiated discussions with our existing Series A Preferred holders related to a possible convertible note financing, the proceeds of which would be used to help us meet working capital needs and for other general corporate purposes.  In addition, in April 2006, our Board and management also began informally to consider various potential strategic alternatives to help maximize stockholder value and to address the Board’s concern regarding the general administrative expenses associated with our reporting and filing requirements as a public company.  At this time, the Board and management began to informally discuss the possibility of a going private transaction as a means of substantially reducing these expenses.  As a result of these discussions, beginning in mid-April 2006, management and representatives of the Board consulted with Foley & Lardner LLP, our corporate counsel, to identify the possible implications of such a transaction, as well as the legal and regulatory process required to complete such a transaction.  The Board explored the advantages and disadvantages of each of the following strategic alternatives: (i) a reverse stock split to reduce the number of stockholders to less than 300; (ii) a tender offer to reduce the number of stockholders to less than 300; and (iii) maintaining the status quo.  The Board ultimately decided to pursue a possible going private transaction because it concluded that we would benefit from future cost savings expected to be realized from the termination of our public company status.  In addition, the Board concluded that the Reverse Stock Split was preferable to a tender offer because it would be the simplest and most cost effective way to reduce the number of stockholders to less than three hundred (300).  The Board then advised management to prepare a financial analysis of the costs and expenses related to our public company reporting responsibilities and the costs of the Reverse Stock Split and related repurchase of fractional shares, assuming a 200-to-1 reverse stock split and to perform an analysis supporting a recommendation of a per share price to be paid for the repurchase of fractional shares in the Reverse Stock Split.  The selected ratio of 200-to-1 was a result of calculations intended to determine how many stockholders needed to be cashed out to reduce the number of our stockholders to less than three hundred (300).

           From mid-April 2006 to May 3, 2006, our management considered and analyzed the estimated costs and benefits of proceeding with a going-private transaction and performed a financial analysis to enable it to recommend to our Board a price per share to be paid for fractional shares in the Reverse Stock Split.

           On May 3, 2006, the Board held a meeting to discuss the convertible note financing as well as the costs and benefits of proceeding with a going private transaction.  All directors were present at the meeting.  In addition, a representative from Foley & Larder LLP was present and available during the meeting to address the questions and concerns of the Board.  At the meeting, management made a financial presentation related to the costs and expenses related to our public company reporting responsibilities and the costs of the Reverse Stock Split including the cost of the related repurchase of fractional shares at the recommended purchase price of $0.15 per pre-reverse split share.  Management then presented to the Board its analysis related to the recommendation of the pre-reverse split per share purchase price of $0.15.  The Board considered management’s presentation, the historical and current market prices of our common stock as presented by management, our net book value as presented by management, the liquidation preference of our outstanding preferred stock and the conversion price of our recently issued convertible notes.  The Board then directed management to interview a qualified investment banking firm for the purpose of receiving a fairness opinion in connection with the Reverse Stock Split.  At the conclusion of the meeting, the Board also unanimously approved the terms of the convertible note financing and authorized management to solicit written consents from our stockholders related to the terms of the convertible note financing and to give the Board discretion to effect the Reverse Stock Split if it deemed it to be in our best interests and those of our stockholders to do so.

           On May 9, 2006, in connection with the closing of our convertible note financing, we received the written consent of our stockholders holding: (i) an aggregate of 61.89% of the issued and outstanding shares of voting stock, voting as a single class, consisting of (x) 1,248,733 shares of common stock, or 19.77% of our outstanding common stock and (y) 10,436,763 shares of Series A Preferred, or 83.1% of the issued and outstanding shares of Series A Preferred; and (ii) an aggregate of 83.1% of the issued and outstanding shares of Series A Preferred, approving the matters related to our convertible note financing and authorizing our Board to effect the Reverse Stock Split.

           On June 2, 2006, our Board held a meeting to continue its deliberations with respect to the going private transaction.  All directors were present at the meeting.  In addition, a representative of Foley & Lardner LLP was present and available during the meeting to address the questions and concerns of the Board.  At this meeting, our Board noted that the requisite number of our stockholders had approved the Reverse Stock Split on the terms proposed by the Board.  In addition, our Board unanimously approved the filing of an Amended and Restated Certificate of Incorporation to our existing Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split at a ratio of 200-to-1, with a repurchase of all resulting fractional shares at a price per pre-reverse split share of $0.15, subject to the receipt of a written fairness opinion with respect to such price and the Reverse Stock Split from a qualified independent investment banking firm.

           In June 2006, management and representatives of the Board interviewed four investment banking firms. Based upon, among other things, the relative qualifications and reputations, the length of time to complete the engagement, the costs of each of the firms and the recommendation of management, the Board authorized the engagement of Houlihan Smith & Company, Inc. (“Houlihan” or the “Financial Advisor”) to serve as its financial advisor with respect to the Reverse Stock Split. The Board determined that, in view of the limited number of independent directors and the cost of retaining separate independent counsel relative to the size of the transaction contemplated, the Board itself would ensure the fairness of the transaction by having Houlihan provide the Board with an opinion relating to the fairness of the Reverse Stock Split, from a financial point of view, to the unaffiliated stockholders that would be cashed out pursuant to the Reverse Stock Split and the unaffiliated stockholders who would retain an equity interest in us subsequent to the completion of the Reverse Stock Split.

           From June 2006 through July 25, 2006, management assisted Houlihan in its due diligence investigation of the Company’s assets and operations.  During this time, management reviewed drafts of the fairness opinion of Houlihan and reviewed the valuation methods being relied upon in the preparation of the fairness opinion.  In addition, management, with the assistance of Foley & Lardner LLP, prepared a draft Preliminary Information Statement (the “Preliminary Information Statement”) and Schedule 13E-3 related to the Reverse Stock Split which was distributed to the Board for its review and comment.

           On July 25, 2006, the Board held a meeting at which Houlihan delivered its final fairness opinion and an analysis of the valuation methods used in preparing the fairness opinion.  All directors were present at the meeting.  In addition, a representative of Foley & Larder LLP was present and available during the meeting to address the questions and concerns of the Board.  Additionally, representatives from Houlihan were present to summarize the findings of Houlihan contained in the fairness opinion.  The representatives of Houlihan informed the Board that, based upon the assumptions and methodologies relied upon in preparing its opinion and identified in the opinion, it had concluded that the current fair market value per share of the Company’s common stock was between $0.00 and $0.15.  In addition, Houlihan reviewed with the Board the draft of its opinion, based upon and subject to the various considerations, qualifications and limitations set forth in the opinion, that $0.15 per share, pre-split, to be paid to fractional stockholders pursuant to the Reverse Stock Split was fair, from a financial point of view, to the unaffiliated stockholders that would be cashed out pursuant to the Reverse Stock Split and the unaffiliated stockholders who would retain an equity interest in us subsequent to the completion of the Reverse Stock Split.  After discussing the opinion, and the assumptions and methodologies upon which the opinion was based with Houlihan, the Board approved the fairness opinion and adopted its analysis and conclusions.

           Following the approval by the Board of the Fairness Opinion, the Board discussed the proposed timeline for completion of the transaction and the documentation to be filed with the SEC in connection with the Reverse Stock Split.  The Board unanimously approved the filing of the Preliminary Information Statement with the SEC together with a Schedule 13E-3.

           On August 2, 2006, we filed the Preliminary Information Statement, together with our Schedule 13E-3, with the SEC.

Effects of the Reverse Stock Split

          The Reverse Stock Split will reduce the number of record stockholders of our common stock from approximately five hundred seventy six (576) to approximately seventy two (72).

          Suspension of our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC. Additionally, certain provisions of the Exchange Act would no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

          For a total expenditure by us of approximately $117,500 in transaction costs (including legal, accounting and other fees and costs) and approximately $8,000 in purchase costs for fractional shares, we will realize an estimated minimum of $390,000 (this number will likely increase to $640,000 once we are obligated to comply with Section 404 of the Sarbanes-Oxley Act) in cost savings on an annual basis by terminating our public company status. We intend to apply for suspension of our duty to file reports with the SEC pursuant to Section 15(d) of the

Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, our Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in our best interests and those of our stockholders.

           The effect of the Reverse Stock Split on a stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding two hundred (200) or more shares of our common stock, shares of their stock will be converted into one or more shares of common stock on a two hundred (200) to one (1) basis with a cash payment of $0.15 per pre-split share in lieu of any fractional shares. For stockholders holding less than two hundred (200) shares of our common stock, all shares of common stock will be exchanged for a cash payment of $0.15 per pre-split share. Stockholders holding stock in their “street name” through a nominee, such as a bank or broker, should contact their nominee directly to determine how the Reverse Stock Split will affect them because nominees may have certain required procedures that a stockholder must follow.

          All of our affiliated stockholders will remain stockholders after the Reverse Stock Split by virtue of the size of their holdings.  Nevertheless, we believe that the Reverse Stock Split is substantively and procedurally fair to our unaffiliated stockholders who are entitled to receive a cash payment of $0.15 per pre-split share.  Our Board unanimously approved the Reverse Stock Split.  In addition, in making this determination, we considered other factors such as the substantive features and procedural safeguards of the Reverse Stock Split, the fact that all unaffiliated stockholders will have the option to remain stockholders (by purchasing additional shares prior to the Effective Date), the fairness of the price offered to all stockholders based on current and historical stock prices, net book value, the conversion price of the convertible notes issued in the Private Placement (as described in Action No. 2 below) and the fairness opinion presented by Houlihan.

Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

          The stockholders owning fewer than two hundred (200) shares of our common stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in us and therefore will not participate in our future potential earnings or growth. Additionally, any stockholder owning a number of our common stock not evenly divisibly by two hundred (200) may have a reduced equity interest in us and reduced participation in our future potential earnings or growth. It is expected that all but approximately seventy two (72) stockholders of record of our common stock will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in us unless they purchase an interest from the remaining stockholders.

          The Reverse Stock Split will require stockholders who own less than two hundred (200) shares of our common stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. In addition, the Reverse Stock Split will require stockholders who own more than two hundred (200) shares of our common stock, but not an amount evenly divisible by two hundred (200), to involuntarily surrender any fractional shares for cash. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but our Board concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided by the transaction at a fair price to the stockholders.

          The Reverse Stock Split will have a de minimus effect on the percentage of beneficial ownership of each of our officers, directors and major stockholders. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 42-48 in this Information Statement.

          Potential disadvantages to our stockholders who will remain as stockholders after the Reverse Stock Split include decreased access to information and decreased liquidity as a result of the termination of the quotation of our common stock on the OTCBB. Upon consummation of the Reverse Stock Split, stockholders may no longer have the alternative of selling their shares of our common stock in the public market, and there may be no effective trading market for our common stock.  Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer.  This illiquidity may reduce the price a buyer is willing to pay for shares of our common stock.  We anticipate that the public market for shares of our common stock will be substantially reduced or eliminated altogether.  Following the Reverse Stock Split, our common stock will no longer be quoted on the OTCBB.  For this reason, stockholders will experience a loss of liquidity after the Reverse Stock Split and may be required to hold their shares of common stock for an indefinite period of time.  We do not have any present plans to sell our assets or enter into any other transaction that would provide liquidity for our shares.  However, we may explore from time to time various methods to provide liquidity to stockholders.

          When the Reverse Stock Split is effected, we intend to suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the SEC.  We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act.  In addition, our officers will no longer be required to certify the accuracy of our financial statements.  Updated information regarding our business, results of operations and financial condition, like the information that is currently available to the general public and our investors, will not be available once we terminate our public reporting.

Effect of the Reverse Stock Split on Option Holders

          The number of shares underlying each outstanding stock option under our Plan will be decreased by a factor of two hundred (200), and the exercise price of each outstanding stock option will be increased by a factor of two hundred (200) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any options under the Plan following the Reverse Stock Split. Each fractional share otherwise issuable to an optionee upon exercise will be rounded down to the nearest whole share.

Effect of the Reverse Stock Split on Preferred Stock Holders

          The Reverse Stock Split will not directly affect our outstanding preferred stock.  However, pursuant to our Amended Certificate, the conversion price of our preferred stock will be increased by a factor of two hundred (200), meaning that the number of shares of common stock into which each such share of preferred stock will then be convertible into, will be decreased by a factor of two hundred (200).  No fractional shares will be issued or issuable upon conversion of any preferred stock into common stock following the Reverse Stock Split.  Each fractional share otherwise issuable to an optionee upon exercise will be rounded down to the nearest whole share.

Financial Effect and Accounting Consequences of the Reverse Stock Split

          Completion of the Reverse Stock Split will require approximately $125,500, which includes $117,500 for legal, accounting and other fees and costs related to the transaction. The payments to holders of fewer than two hundred (200) shares, and to holders with shares not evenly divisible by two hundred (200), of our common stock will be paid out of funds received from investors in the Private Placement (as described in Action No. 2 below). See “Special Factors—Financing of the Reverse Stock Split” on page 30 in this Information Statement.

          Based upon analysis of the share ownership distribution among our stockholders, our Board chose to limit the scope of the Reverse Stock Split to two hundred (200) to one (1) because this was an efficient way to reduce the number of its record holders to below three hundred (300) which would only require us to pay to record holders in lieu of issuing fractional shares, approximately, $8,000.

           The impact of the Reverse Stock Split on (i) the weighted average shares outstanding; (ii) the earnings per share (iii) the shares of common stock issued and outstanding; and (iv) the net book value per share for the years ended December 31, 2004 and December 31, 2005 and for the three months and six months ended June 30, 2005 and June 30, 2006 are set forth in the table below:

	Year Ending December 31,

	2005			2004

	As Reported	Adjustments (1)	As Adjusted	As Reported	Adjustments (1)	As Adjusted

Income Statement Data:
Net sales	$6,791,158	—	$6,791,158	$7,435,486	—	$7,435,486
Loss from Operations	(6,763,142)	—	(6,763,142)	(6,100,167)	—	(6,100,167)
Net loss	(6,894,978)	—	(6,894,978)	(6,127,545)	—	(6,127,545)
Net Loss Available to Common Shareholders	(7,247,717)	—	(7,247,717)	(6,259,614)	—	(6,259,614)
Basic & Diluted weighted average shares outstanding	3,059,041	(3,043,751)	15,290	1,921,130	(1,911,525)	9,605
Basic & Diluted net loss per share	$(2.37)	$(471.65)	$(474.02)	$(3.26)	$(648.45)	$(651.70)

	As of December 31,

	2005			2004

	As Reported	Adjustments (1)	As Adjusted	As Reported	Adjustments (1)	As Adjusted

Balance Sheet Data
Total Stockholders Equity (Deficit)	$(12,530,437)	$—	$(12,530,437)	$(5,587,382)	$—	$(5,587,382)
Common Shares issued and outstanding	6,604,870	(6,571,850)	33,020	7,684,521	(7,646,101)	38,420
Book Value per share (Deficit)	$(1.90)	$(377.58)	$(379.48)	$(0.73)	$(144.70)	$(145.43)

	For the three months ended June 30,

	2006						2005

	As Reported		Adjustments (1)		As Adjusted		As Reported		Adjustments (1)		As Adjusted

Income Statement Data:
Net sales		$997,872		—		$997,872		$1,995,255		—		$1,995,255
Loss from Operations		(436,895)		—		(436,895)		(1,684,489)		—		(1,684,489)
Net loss		(467,399)		—		(467,399)		(1,702,541)		—		(1,702,541)
Net Loss Available to Common Shareholders		(1,084,879)		—		(1,084,879)		(1,790,466)		—		(1,790,466)
Basic & Diluted weighted average shares outstanding		5,879,693		(5,850,561)		29,132		2,955,356		(2,940,584)		14,772
Basic & Diluted net loss per share	$	(0.18)	$	(37.06)	$	(37.24)	$	(0.61)	$	(120.60)	$	(121.21)

	For the six months ended June 30,

	2006			2005

	As Reported	Adjustments (1)	As Adjusted	As Reported	Adjustments (1)	As Adjusted

Income Statement Data:
Net sales	$2,018,090	—	$2,018,090	$3,940,064	—	$3,040,064
Loss from Operations	(499,102)	—	(499,102)	(3,261,090)	—	(3,261,090)
Net loss	(528,395)	—	(528,395)	(3,273,376)	—	(3,273,376)
Net Loss Available to Common Shareholders	(1,235,510)	—	(1,235,510)	(3,448,687)	—	(3,448,687)
Basic & Diluted weighted average shares outstanding	4,960,231	(4,935,696)	24,535	3,014,254	(2,999,187)	15,067
Basic & Diluted net loss per share	$(0.25)	$(50.11)	$(50.36)	$(1.14)	$(227.75)	$(228.89)

	As of June 30, 2006						As of December 31, 2005

	As Reported		Adjustments (1)		As Adjusted		As Reported	Adjustments (1)	As Adjusted

Balance Sheet Data
Total Stockholders Equity (Deficit)		$(10,900,001)		$—	$	(10,900,001)	$(12,530,437)	$—	$(12,530,437)
Common Shares issued and outstanding		6,316,698		(6,285,119)		31,579	6,604,870	(6,571,850)	33,020
Book Value per share (Deficit)	$	(1.73)	$	(343.44)	$	(345.17)	$(1.90)	$(377.58)	$(379.48)

(1) Reflects the impact of the two hundred (200) to one (1) reverse stock split

Federal Income Tax Consequences of the Reverse Stock Split

          The following is a discussion of the material anticipated U.S. federal income tax consequences of the Reverse Stock Split to the common stockholders, but does not purport to address the particular tax consequences that may be unique to each individual stockholder. This information is not a comprehensive description as it relates to the tax consequences that may be relevant to each stockholder’s own particular circumstances. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

          The following discussion is based upon the Code and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service (the “IRS”) , and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

          Each common stockholder of record prior to the Reverse Stock Split holding shares of our common stock and who ceases to hold, either directly or indirectly, any shares of our common stock (or any right to acquire such shares) as a result of the Reverse Stock Split will, in general, recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by the stockholder in the Reverse Stock Split and the stockholder’s basis in the shares cancelled in the Reverse Stock Split. This gain or loss will be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the stockholder’s holding period in the shares is more than one year at the time of the Reverse Stock Split.

          Special rules may apply to any stockholders who cease to hold any shares of our common stock, but who continue to hold other classes of our preferred stock (or rights to acquire any such stock), or who have related parties or affiliates who continue to hold any of our stock.  In addition, certain qualifying common stockholders may be eligible to defer some or all of any taxable gain recognized as a result of the Reverse Stock Split through reinvestment in “qualifying small business stock” within sixty days.

          Our Board believes that the Reverse Stock Split would be a tax-free recapitalization to us and to the stockholders who remain stockholders pursuant to Section 368(a)(1)(E) of the Code.

          Accordingly, each stockholder who receives common stock incident to the Reverse Stock Split, but no cash, should not recognize any gain or loss for federal income tax purposes except with respect to any cash received in lieu of fractional shares.

          The holding period of our common stock received by a stockholder incident to the Reverse Stock Split should include the holding period common stock shares surrendered therefor. In general, the aggregate tax basis of the common stock received by a stockholder incident to the Reverse Stock Split should equal the aggregate tax basis of the common stock shares surrendered therefor.

          Each stockholder who is to receive cash in the Reverse Stock Split will be required to furnish the stockholder’s social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

          YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Fairness of the Reverse Stock Split to Stockholders

          Our Board determined that the Reverse Stock Split, including the proposed cash payment of $0.15 per pre- reverse split share to stockholders whose shares will be cashed out, is substantively fair , from a financial point of view , to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing as our stockholders.

           In making this determination, the Board relied on the analysis and conclusions of our management and the financial analysis and opinion of Houlihan, each of which is described below.  Our Board has adopted the analyses and conclusions of our management as well as the analyses and conclusions of Houlihan.  Our Board did not conduct any separate analysis related to the fairness of the transaction.   A copy of the fairness opinion of Houlihan dated July 25, 2006, is attached as Appendix B.

          The discussion below summarizes the material factors, both positive and negative, considered by our Board in reaching its fairness determinations, in addition to the detailed discussion in this Information Statement under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” on pages 7-9, “Special Factors—Strategic Alternatives Considered” on page 9, “Special Factors—Background and Timing of the Reverse Stock Split” on pages 9-11, “Special Factors—Effects of the Reverse Stock Split” on pages 11-12, “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 12-13 and “Special Factors—Procedural Fairness” on pages 26-27 of this Information Statement.

          Each member of our Board and each officer who owns, or controls directly or indirectly, shares of common stock has voted his shares, or caused all such controlled shares to be voted, in favor of the Reverse Stock Split.  In addition, our Board unanimously approved the Reverse Stock Split and related transactions.

Substantive Fairness

           In determining the substantive fairness of the Reverse Stock Split to unaffiliated stockholders , the Board considered the following factors: (i) current market prices of our common stock as quoted on the OTCBB, (ii) historical market prices of our common stock as quoted on the OTCBB, (iii) net book value of our common stock as analyzed by our management and presented to our Board, (iv) the conversion price of our convertible notes recently issued in the Private Placement, (v) the liquidation preference of our outstanding preferred stock, and (vi) the analysis and opinion of Houlihan with respect to the fairness of the Reverse Stock Split to our unaffiliated stockholders.

           A formal financial analysis was not conducted to determine our liquidation value because our liabilities far exceed the value of our assets and such an analysis performed by a third party would have cost between $10,000 and $20,000.  However, in determining that the Reverse Stock Split was fair to unaffiliated stockholders, our Board did rely on and adopt the analysis and conclusions of Houlihan as set forth in their opinion with respect to such matters.  In rendering its fairness opinion with respect to the Reverse Stock Split, Houlihan did perform a going concern valuation which concluded that the total value of our common equity was between $0.00 and $0.15.

          Our Board reviewed the following additional factors in determining the fairness of the Reverse Stock Split to our unaffiliated stockholders:

          •          Firm offers to acquire control of us. We have never received any offers for the merger or consolidation of us with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control.

          •          Stockholder rights. The Reverse Stock Split will not materially change the rights, preferences or limitations of unaffiliated stockholders who will retain an interest in us subsequent to the consummation of the Reverse Stock Split.

          •          Stockholder information. Unaffiliated stockholders who continue to hold an equity interest in us following the Reverse Stock Split will not have readily available to them all of the information regarding our operations and results that is currently available to them in our filings with the SEC.

           Financial Analysis Performed by Management

          The following paragraphs summarize the financial analyses performed by management to assist our Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split.  Management recommended to our Board a fractional share price of $0.15 per pre-reverse split share.

          In arriving at its recommendation, management relied on both financial and non-financial information.  Management also assumed that the Reverse Stock Split would be consummated substantially in accordance with the terms as generally set forth in this Information Statement.

          Management’s recommendation is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their analyses.  The estimates contained in management’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

          Management presented five (5) material factors in its financial analyses supporting its recommendation, each of which is summarized below:

          Historical Market Price Analysis.   Management utilized a historical stock price analysis to review and compare our stock performance to the price recommended in the Reverse Stock Split. In addition, management reviewed the liquidity of our shares in the public trading markets and the daily closing market price and trading volume of our shares for the 30, 60, and 90 day periods prior to May 3, 2006 and June 14, 2006.  Management noted that from March 15, 2006 to June 14, 2006, the high closing price of our common stock was $0.29 and the low closing price of our common stock during this period was $0.15.  Management also noted the closing prices of our common stock for various dates as summarized in the table below:

Closing Price

June 14, 2006	$0.15
30 days prior (May 15, 2006)	$0.15
60 days prior (April 14, 2006)	$0.29
90 days prior (March 15, 2006)	$0.27

           Additionally, the average daily trading volume of our common stock for the 30, 60, and 90 day periods prior to June 14, 2006 were approximately 55, 1,705, and 476 shares, respectively.  As there has not been a market for large share transactions in our common stock, given our financial condition and liquidation preference of our outstanding preferred stock, any large transaction would likely result in significantly lower trading prices than the historical prices noted above.  As such, management concluded that the value represented by the recommended fractional share price of $0.15 per pre-split share, while at the low end of the historical market price range, was fair given our low historical trading volume, current financial condition and the liquidation preference of our outstanding preferred stock.   In addition, management concluded that any stockholder having shares cashed out as a result of the Reverse Stock Split would achieve liquidity without incurring brokerage costs and that, with extremely limited liquidity in the public market for our common stock, only a small portion of our unaffiliated stockholders would have been able to attain the bid prices before the stock price decreased measurably.

          Current Market Price Analysis.   On June 8, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, the Company’s common stock closing price per share was $0.15.  Management determined that the value represented by the recommended fractional share price of $0.15 per pre-split share was equivalent to the current market price of our common stock as quoted on the OTCBB.

          Net Book Value.   Management determined that our net book deficit per share was $1.90 as of December 31, 2005.  Our net book value reflects historical performance of our business as well as historical costs and losses.  Our negative net book value reflects the fact that our liabilities exceed the value of our assets; however, our Board determined that our negative net book value is not determinative in valuing our business because it does not contemplate our prospects or the future performance of our business.

           Private Placement.  On May 9, 2006, in connection with our Private Placement (as described in Action No. 2 below), we issued notes to certain purchasers which resulted in gross proceeds to us of approximately $694,205.  The notes are convertible into our Series A-1 Preferred at a conversion price of $0.25 per share.  Our Series A-1 Preferred enjoys rights, preferences and privileges that are senior to our common stock as discussed in Action No. 2 below.  Therefore, the conversion price of the notes we issued in the Private Placement of $0.25 per share reflects a premium over the market price of our common stock on that date, which was $0.15 per share, and the fractional share price of $0.15 per pre-split share to be paid in the Reverse Stock Split.

          Liquidation Preference of our Preferred Stock.  Our Series A-1 Preferred carries with it a liquidation preference of $9,575,000 (assuming completion of the Series A Conversion), which means that upon liquidation or winding up of our business (including in connection with a merger or sale of all or substantially all of our assets) the holders of our Series A-1 Preferred would receive the first $9,575,000 in proceeds before our common stockholders would receive any such proceeds.  Our current enterprise value is substantially less than the liquidation preference of our Series A-1 Preferred. Therefore, the holders of our Series A Preferred and our common stock would not receive any of the proceeds from such a liquidation or winding up and would not receive any such proceeds, and the value of shares of our common stock will likely be $0 until our enterprise value exceeds $9,575,000.  Our Board concluded that the fractional share price of $0.15 per pre-split share provides stockholders with liquidity that would otherwise not be available in connection with our liquidation (including in connection with a merger or a sale of all or substantially all of our assets).

          Conclusion.   Our Board adopted the analyses and conclusions of management and concluded that, as of the date of its analyses, the recommended price of $0.15 per pre-split share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split is fair from a financial point of view to our unaffiliated stockholders. While the foregoing summary describes the material analyses and factors reviewed by management, it does not purport to be a complete description of the presentations by management to our Board or the analyses performed by management in arriving at its conclusion. The preparation of this analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Management believes that its analyses must be considered as a whole and that selecting portions of its analyses considered by it, could create a misleading view of the processes underlying the recommendation. The analyses performed were prepared solely as part of management’s analysis of the fairness, from a financial point of view, of management’s recommended price per share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split, and were provided to our Board solely in connection with the delivery of management’s recommendation.

Fairness Opinion of Houlihan Smith & Company, Inc.

          The Board considered four alternative investment banking firms.  Based upon the relative qualifications and reputations, the length of time to complete the engagement, the costs of each of the firms and the recommendation of management, the Board authorized the engagement of Houlihan.  Houlihan is an investment banking firm that was founded in 1996.  The firm has successfully completed over 100 transactions as a financial advisor to companies in a variety of industries, including the industry in which we operate.  The firm employs approximately 50 professionals.  The Houlihan personnel assigned to this engagement collectively have over 50 years investment banking experience, including experience gained prior to joining Houlihan.  Such experience is also broadly based both in terms of industries and transactions for which such professionals provided advisory services.  Houlihan is a member of the National Association of Securities Dealers and is registered as a licensed broker-dealer.

          In June 2006, we engaged Houlihan to provide an opinion to the Board with respect to the fairness of the Reverse Split to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those stockholders who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split.  We did not give Houlihan any instructions on how to prepare their report or the conclusions in the report, nor did we impose any limitations on Houlihan in preparing their report.   No other material relationship exists or has existed within the past two years between Houlihan and the Company prior to this transaction.  Pursuant to an engagement letter dated June 30, 2006, Houlihan will be paid fees totaling $40,000 for the Houlihan fairness opinion.  Such fee is not contingent upon the successful completion of the Reverse Stock Split. Below is a summary of Houlihan’s fairness opinion.  The full text of the opinion is attached as Appendix B.

          In arriving at its opinion, the Financial Advisor:

          •          Reviewed a draft of our information statement.

          •          Reviewed certain agreements and contracts related to our business, including the documents relating to our recently completed Private Placement.

          •          Reviewed and analyzed certain publicly available financial and other data with respect to us.

          •          Conducted discussions with members of our senior management and reviewed certain of our financial forecasts with respect to our business prospects and financial outlook.

          •          Reviewed current and historical market prices and trading activity of our common stock.

          •          Reviewed the financial terms, to the extent publicly available, of selected precedent transactions which the Financial Advisor deemed generally comparable to the Reverse Stock Split.

          •          Performed a valuation based on the following analyses:

•	An evaluation of our a value as a going concern;

•	An estimation of the fair market value of our common stock; and

•

A comparison of the estimated fair market value of our common stock to the consideration contemplated to be paid by us to our unaffiliated stockholders for fractional shares as a result of the Reverse Stock Split.

          •          Reviewed various publications, brochures and research reports relating to obesity management services, as well as other outpatient clinics, specialty hospitals and third party payor reimbursement trends with respect to bariatric surgery .

In arriving at its opinion, the Financial Advisor also considered such factors as it deemed relevant, including, but not limited to:

          •          The timing of our financial requirements;

          •          Our historical financial and operating characteristics;

          •          The terms and conditions of the closing of the Reverse Stock Split and related transactions;

          •          The likelihood that the Private Placement will be completed and the consequences to us if it is not and other potential sources of financing for us;

          •          The upside potential related to the Reverse Stock Split and related transactions; and

          •          The risks associated both with undertaking and not undertaking the Reverse Stock Split.

          In rendering its opinion, the Financial Advisor considered such other information and conducted such other financial studies, analyses and investigations as it deemed appropriate under the circumstances.  In connection with the review, the Financial Advisor relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by us or otherwise reviewed by it.  The Financial Advisor did not independently verify the accuracy or completeness of such information, nor did the Financial Advisor make or obtain any independent evaluations or appraisals of any of our properties, assets or liabilities (contingent or otherwise).  In addition, neither we nor our Board authorized the Financial Advisor to solicit any indications of interest from any third party with respect to the purchase of all or a part of our business.  With respect to our financial forecasts , the Financial Advisor assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance, and the Financial Advisor expressed no opinion with respect to such forecasts or the assumptions on which they were based.  The opinion of the Financial Advisor was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

          The Financial Advisor expressed no view as to, and its opinion did not address, the relative merits of the Reverse Stock Split as compared to any alternative business strategies that might exist for us or the effect of any transaction in which we might engage.  The Financial Advisor did not express any opinion as to the prices or price ranges at which our common stock has traded or may trade in the future.  Although the Financial Advisor evaluated the fractional share consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the Reverse Stock Split. The fractional share consideration was determined by our Board.  No limitations were imposed by us on the Financial Advisor with respect to the investigations made or procedures followed by it in rendering its opinion.

          In preparing its opinion, the Financial Advisor performed a variety of financial and comparative analyses.  The summary of these analyses is not a complete description of them.  The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize.  Accordingly, the Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

          In its analyses, the Financial Advisor considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion.  Many of these factors are beyond our control.  No company, transaction or business used in those analyses as a comparison is identical to us or the Reverse Stock Split, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

          The estimates contained in the Financial Advisor’s analyses and the valuation ranges resulting from any particular analysis do not reflect actual values or future results or values.  Those values may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of our business or securities do not purport to be appraisals or to reflect the prices at which our business or securities actually may be sold.  Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

          The Financial Advisor’s opinion and analyses were only one of several factors considered by our Board in its evaluation of the Reverse Stock Split and should not be viewed as determinative of the views of our Board or management with respect to the fractional share consideration to be paid if the Reverse Stock Split is consummated, or with respect to the Reverse Stock Split generally.

          In performing its analyses, the Financial Advisor relied primarily on the income approach applying the discounted cash flow method, as well as the market approach applying various comparable transactions methods.  The Financial Advisor also considered both internal and external factors that influence our value.  Internal factors include, among other things, our revenue concentration and organizational and financial structure.  External factors include, among other things, the overall U.S. economy and the current state of the healthcare industry.

•

The Income Approach Applying the Discounted Cash Flow Method – The Financial Advisor received financial forecasts from our management and discussed the assumptions inherent in the forecasts with our management and determined that they appear reasonable given the current and expected conditions in the healthcare industry and the financial position of the Company.  The Financial Advisor calculated our projected five-year enterprise net cash flows and applied a weighted average cost of capital (“WACC”) discount rate to estimate an enterprise value.  Below is a summary of our management’s forecasts which were used to calculate enterprise net cash flow. The accounting policies used to develop these forecasts are consistent with the accounting policies disclosed in our historical financial statements. BDO Seidman, LLP, our independent registered public accounting firm, has not compiled, examined or performed agreed upon procedures on this information. As a result, BDO Seidman, LLP, assumes no responsibility for these forecasts.

	2006	2007	2008	2009	2010

Net Revenue	$4,489,143	$6,583,800	$8,387,160	$10,267,224	$12,241,291
Income (Loss) from Operations	(1,003,790)	(239,979)	(140,639)	477,826	1,026,251
Net Income (Loss)	(1,106,084)	(485,996)	(396,333)	222,132	770,557
Net Income (Loss) Available to Common Shareholders	(1,465,746)	(845,996)	(503,434)	222,132	770,557
Basic and diluted weighted average shares outstanding	28,216	31,579	31,579	31,579	31,579
Basic and diluted income (loss) per common share	$(51.95)	$(26.79)	$(15.94)	$7.03	$24.40

Income (Loss) from Operations	$(1,003,790)	$(239,979)	$(140,639)	$477,826	$1,026,251
Adjustments (Note A):
Depreciation	284,593	216,000	216,000	216,000	216,000
Stock based compensation income	(351,341)	—	—	—	—
Reverse Merger expenses	116,154	—	—	—	—

Total Adjustments	49,406	216,000	216,000	216,000	216,000
Income (Loss) from Operations before depreciation, stock based compensation income and reverse merger expenses	$(954,384)	$(23,979)	$75,361	$693,826	$1,242,251

Less: Additions in working capital	(908,331)	(686,972)	(65,217)	(64,756)	(64,193)
Less: Capital Expenditures	(38,850)	(240,000)	(240,000)	(240,000)	(240,000)
Enterprise Net Cash Flow	$(1,901,565)	$(950,951)	$(229,856)	$389,070	$938,058

Note A - Adjustments reflect non-cash charges/income that do not impact cash flow (i.e. depreciation expense and stock based compensation income) and one time expenses of the reverse merger.

          Assumptions to financial forecasts:

•

The foregoing forecasts assume that our existing two bariatric surgery hospital management programs continue throughout the 5 year period set forth in the table with the number of surgeries growing 20% in 2007.  They also assume each of our hospital management contracts will be renewed throughout the 5 year period for the existing two programs based upon the program size.

•

The forecasts reflect additional revenue from adding new health plan or employer clients for  Bariatric Surgery or Weight Loss management services starting in the fourth quarter of 2006.  The new client revenue is projected to generate additional revenue of $445,000 in 2006, $2,897,000 in 2007, $4,700,000 in 2008, $6,580,000 in 2009, and $8,554,000 in 2010.

•	The forecasts also assume additional operating expenses to support the revenue growth of approximately 50% of the new revenue.

•	The forecasts also assume capital expenditures of $240,000 per year with investments in software, computer equipment, furniture and fixtures to support the revenue growth.

To determine the WACC, the Financial Advisor applied a build-up method for the cost of equity capital.  The build-up method takes into consideration the risk-free rates of return for long-term United States Treasury securities, an industry risk premium, a size premium, and company specific risks as they relate to us.  The Financial Advisor estimated the equity cost of capital (assumes common and preferred equity) at 26.0% (rounded).  The Financial Advisors then estimated the cost of debt capital at 10.00% based upon the terms of the senior secured convertible notes and tax-effected this value at 40% to estimate an effective cost of debt of 6.00%.  The cost of equity and cost of debt were weighted based upon our capital structure as of June 30, 2006 to estimate a WACC of approximately 24.0%.

The Financial Advisor’s analyses concluded a negative total enterprise value for us.  The Financial Advisor then subtracted out the estimated liquidation preference of our preferred stock in the amount of $9.5 million and interest bearing debt of $694,000 to estimate the total common equity value for us.  Since the calculated total common equity value was negative, the Financial Advisor concluded a total common equity value of $0.00 ($0.00 per share) as of June 30, 2006.  Below is a detailed description of the Financial Advisor’s income approach after discounting the enterprise net cash flows:

		2006	2007	2008	2009	2010

Present Value of Enterprise Net Cash Flows
Enterprise Net Cash Flow		$(1,901,566.0)	$(950,951.0)	$(229,856.0)	$389,070.0	$938,058
X Present Value Factor @ 24.0%		0.8980	0.7242	0.5840	0.4710	0.3798

Present Value of Net Cash Flows		$(1,707,656.7)	$(688,692.9)	$(134,246.1)	$183,253.3	$356,313

Total Present Value of Enterprise Net Cash Flows	$(1,991,029.0)

Present Value of Terminal Enterprise Net Cash Flow:[1]
Terminal Period (2010 Net Cash Flow X Terminal Growth at 3%)	$543,384.3
Capitalization Multiple	4.76

Terminal Value	$2,587,544.4
Present Value Factor @ 24.0%	0.3798

Present Value of Terminal Enterprise Net Cash Flow	$982,856.8

Valuation Summary
Total Present Value of Enterprise Net Cash Flows (2006 through 2010)	$(1,991,029.0)
Terminal Value	982,856.8

Indicated Enterprise Value - Control Value	$(1,008,172.2)
Less: Preferred Stock Liquidation Preference	(9,500,000)
Less: Interest Bearing Debt	(694,000)

Common stock value - Control Value	NEGATIVE
Less: Discount for Lack of Control @ 18.9%	NA

Common Stock Value - Minority Value	NEGATIVE

[1] Terminal enterprise net cash flow is equal to the cash flows projected in year 2010, but taxed at an estimated 40% and grown at the terminal growht rate of 3%.  This is capitalized by growing the cash flows at 3% into perpetuity.

The Market Approach Using Comparable Transactions Methods – The Financial Advisor analyzed 11 completed private transactions involving medical surgery obesity centers and other comparable medical surgery center related services that they deemed relevant.  The enterprise value to revenue multiples of the transactions analyzed by the Financial Advisor ranged from .30x to 2.28x revenue with a median multiple of .62x.  All 11 transactions had reported enterprise value to revenue multiples.  The enterprise value to earnings multiple for the transactions analyzed by the Financial Advisor ranged from 2.13x to 11.79x with a median multiple of 5.60x.  Six of the transactions reported enterprise value to earnings multiples.  The enterprise value to EBIT multiple for the transactions analyzed by The Financial Advisor ranged from 2.13x to 275.03x with a median multiple of 5.47x.  Seven of the transactions reported enterprise value to EBIT multiples.  The enterprise value to EBITDA multiple for the transactions analyzed by the Financial Advisor ranged from 2.13x to 275.03x with a median multiple of 5.40x.  Seven of the transactions reported enterprise value to EBITDA multiples.  The transaction enterprise values ranged from $120,000 to $14,000,000.  The Financial Advisor believes the enterprise value of MSO is within this range and therefore chose the median multiples as the most reasonable transaction multiple.  Below is a table of the transactions analyzed and their implied multiples:

MSO Holdings, Inc.
Comparable Transaction Multiples
Date of Value: 06/30/2006

Sale #	SIC[1]	Source	Enterprise Value	Revenue	Earnings	Ebt[2]	Ebit[3]	Ebitda[4]	FA5	EV / Rev	EV / E	EV / Ebit	EV / Ebitda

1	8011	Pratts[6]	1,470	801	269	269	269	272	17	1.84	5.47	5.47	5.40
2	8011	Pratts[6]	120	304	-8	-8	na	na	na	0.40	na	na	na
3	8011	Pratts[6]	4,250	3,027	519	519	530	543	182	1.40	8.19	8.02	7.83
4	8011	Pratts[6]	3,000	9,265	na	na	11	11	88	0.32	na	275.03	275.03
5	8011	Pratts[6]	435	942	-17	-17	na	na	188	0.46	na	na	na
6	8011	Pratts[6]	1,750	1,042	582	582	587	606	117	1.68	3.01	2.98	2.89
7	8049	Pratts[6]	1,125	1,808	-693	-693	na	na	246	0.62	na	na	na
8	8069	Pratts[6]	14,000	6,144	-3,331	-3,331	na	na	2,565	2.28	na	na	na
9	8093	Pratts[6]	190	477	33	40	40	47	21	0.40	5.73	4.74	4.03
10	8093	Pratts[6]	190	625	16	20	20	27	20	0.30	11.79	9.68	6.92
11	8099	Pratts[6]	1,250	1,440	588	588	587	587	na	0.87	2.13	2.13	2.13

Minimum	120	304	-3,331	-3,331	11	11	17	0.30	2.13	2.13	2.13
Maximim	14,000	9,265	588	588	587	606	2,565	2.28	11.79	275.03	275.03
Average	463	431	-46	-70	93	299	123	0.41	6.05	44.01	43.46
Median	1,250	1,042	25	30	269	272	117	0.62	5.60	5.47	5.40

NOTES:
[1] OSHA defined Standard Industrial Classifications.
[2] Earnings Before Tax.
[3] Earnings Before Interest and Tax.
[4] Earnings Before Interest, Tax, Depreciation & Amortization.
[5] Fixed Assets.
[6] Pratt’s Stats Transactions Prices were not adjusted; Sale Price includes Cash, AR, AP, Inv., and any liabilities assumed;

Because MSO’s earnings, EBIT, and EBITDA are all negative, the Financial Advisor determined that the enterprise value to revenue multiple was most applicable.  The Financial Advisor noted that the median enterprise value to revenue multiple was .62x.  The Financial Advisor also determined that the comparable transaction involving the company with operations most similar to ours was at the median.  The Financial Advisor multiplied our latest twelve month revenue of $5.9 million by .62 (the median multiple).  The Financial Advisor then subtracted the estimated liquidation preference of our preferred stock in the amount of $9.5 million and interest bearing debt of $694,000 from our enterprise value of $3.7 million.  Since our calculated total common equity value was negative, the Financial Advisor concluded the total value of common equity is $0.00 ($0.00 per share) as of June 30, 2006.  A table of the indicated values related to the comparable transaction method is presented below:

MSO Holdings, Inc.
Market Approach Summary:    Comparable Transactions Method- Date of Value: 06/30/2006

	Enterprise Value / Revenue	Enterprise Value / Earnings	Enterprise Value/ EBITDA	Enterprise Value/ EBIT

Financial Metric[1]	$5,866,567.0	$(5,783,018.0)	$(3,626,000.0)	$(3,991,000.0)
Selected Multiples (X)	0.6	5.6	5.4	5.5

Enterprise Value Before Adjustments	$3,651,074.2	NEG	NEG	NEG
Less: Preferred Stock Liquidation Preference	(9,500,000.0)	(9,500,000.0)	(9,500,000.0)	(9,500,000.0)
Less: Interest Bearing Debt	(694,000.0)	(694,000.0)	(694,000.0)	(694,000.0)

Common Equity Value	NEG	NEG	NEG	NEG

Common Equity Value NEGATIVE

[1] Financial metrics are calculated from MSO’s latest twelve-month public filings as of March 31, 2006.

The Financial Advisor also analyzed the historical volume and trading prices for our common shares during the prior year.  The Financial Advisor noted that there have been trades on five days between April 27, 2006 and June 20, 2006 with an aggregate of 25,560 shares at $0.15 per share.  The Financial Advisor recognized these transactions are an indication of fair market value and, therefore, concluded a value for our common shares of $0.15 per share based upon the past transactions method.

The Financial Advisor did not consider any asset-based approaches. An asset-based approach is typically a quitting concern valuation, a liquidation value, or used to value real estate or holding companies.  It is usually not appropriate for a going-concern fair market valuation.  The valuation of both tangible and intangible assets within the context of a going-concern is implicit in the valuation conclusions developed using income and market approaches.

          Conclusion.  Based on the foregoing analyses, the Financial Advisor estimated that our common equity value expressed on a per share basis prior to the Reverse Stock Split is between $0.00 and $0.15.

          Information Provided by Management.  Our management provided the information used by the Financial Advisor in connection with the foregoing analyses and in the rendering of its opinion.  The information provided included forward-looking statements and forecasts and was based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods.  These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.  Many important factors, in addition to those discussed elsewhere in this information statement and in our filings with the SEC, could cause our results to differ materially from those expressed or implied by the forward-looking statements.  These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control.  Accordingly, we cannot assure you that the forecasts and assumptions on which the Financial Advisor based its opinion are in fact indicative of our future performance or that actual results will not differ materially from such forecasts .

          Opinion of Financial Advisor.  On July 25, 2006, Houlihan delivered its written opinion to our Board, to the effect that, based upon and subject to the assumptions and qualifications stated in the opinion, the $0.15 per pre-reverse split share to be received by our unaffiliated stockholders for fractional shares resulting from the Reverse Stock Split is fair to our unaffiliated stockholders, both those who would be cashed out in the Reverse Stock Split as well as those stockholders who would retain an equity interest in us after the completion of the Reverse Stock Split.

           Our Board adopted the Financial Advisor’s analysis and conclusions in reaching its decision as to the fairness of the Reverse Stock Split to our unaffiliated stockholders.

THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF HOULIHAN SMITH & COMPANY, INC. IS ATTACHED AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY.  THE FINANCIAL ADVISOR’S OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE REVERSE STOCK SPLIT FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE REVERSE STOCK SPLIT OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO THE REVERSE STOCK SPLIT OR ANY OTHER MATTER BEING VOTED UPON BY OUR STOCKHOLDERS.

THE HOULIHAN SMITH & COMPANY, INC. REPORT WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT OUR PRINCIPAL EXECUTIVE OFFICES DURING OUR REGULAR BUSINESS HOURS BY ANY INTERESTED EQUITY SECURITY HOLDER OF OURS OR BY THE REPRESENTATIVE OF SUCH A HOLDER WHO HAS BEEN DESIGNATED IN WRITING.  A COPY OF THE REPORT WILL BE TRANSMITTED BY US TO ANY INTERESTED EQUITY SECURITY HOLDER OF OURS OR SUCH REPRESENTATIVE UPON WRITTEN REQUEST AND AT THE EXPENSE OF THE REQUESTING SECURITY HOLDER.

Procedural Fairness

          Our Board has analyzed the Reverse Stock Split and its anticipated effects on all of our unaffiliated stockholders and has deemed the Reverse Stock Split and related suspension of our public reporting obligations to be procedurally fair to, and in the best interests of, our unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split.  In reaching this conclusion, our Board determined that our receipt of a fairness opinion from Houlihan, which included a going concern valuation analysis, was a critical procedural safeguard protecting the interests of all unaffiliated stockholders.  Houlihan provided its opinion to our Board that the Reverse Stock Split is fair, from a financial point of view, to unaffiliated holders of shares of our common stock who will receive cash payments for their fractional shares and will not be continuing as our stockholders after the Reverse Stock Split as well as those unaffiliated stockholders who will continue as our stockholders after the Reverse Stock Split.  We had no relationship with Houlihan prior to this transaction. Further, Houlihan did not ask us to provide, nor did we provide, any input regarding the valuation methodology, conclusions or opinion of Houlihan.

           The Board also relied significantly on the independent determination by Houlihan that our common equity value expressed on a per share basis is between $0.00 and $0.15 to conclude that the Reverse Stock Split is procedurally fair to the stockholders who would remain our stockholders after the transaction because the independent determination demonstrates that the price per share to be paid for fractional shares in the Reverse Stock Split is within the range of our common equity price per share as evaluated by an independent professional investment banking firm.

      Additional Procedural Factors Favoring the Reverse Stock Split

          The Reverse Stock Split Provides Certain Smaller Unaffiliated Stockholders with Liquidity

          Many of our unaffiliated stockholders hold small positions of less than two hundred (200) shares which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate most or all of the proceeds to the stockholder. The Reverse Stock Split will provide unaffiliated stockholders who hold fewer than two hundred (200) shares at the effective time the opportunity to liquidate their investment in us by not being required to pay a brokerage commission.

          The Reverse Stock Split Includes the Opportunity to Remain a Stockholder

          Our smaller unaffiliated stockholders may elect to remain stockholders by acquiring sufficient shares so that they hold at least two hundred (200) shares of common stock in their account immediately prior to the Reverse Stock Split. Our Board considers the structure of the Reverse Stock Split to be fair to all unaffiliated stockholders because it allows them to control the decision of whether to remain a stockholder following the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split. However, because our average daily trading volume of our common stock is low, there can be no assurance that a stockholder that desires to acquire a sufficient amount of shares, so that he or she holds at least two hundred (200) shares of our common stock, will be able to do so prior to the Effective Date.

          No Unusual Conditions to the Reverse Stock Split

          Our Board also considered the likelihood that the Reverse Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse Stock Split, and that we have the financial resources to implement the Reverse Stock Split expeditiously.

          The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders

          The purpose of the Reverse Stock Split is to reduce the number of record holders to fewer than three hundred (300) so that we can file to suspend our public reporting obligations and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to fewer than three hundred (300). Our

Board feels the current ratio of two hundred (200) to one (1) is fair because it was calculated without bias toward any one group of stockholders.

          Approval of the Reverse Stock Split by Disinterested Directors

          The Reverse Stock Split was approved by all of our directors who are not our employees.

Procedural Factors Disfavoring the Reverse Stock Split

           Our Board Did Not Structure the Transaction so that Approval of at Least a Majority of Unaffiliated Security Holders was Required

           Our Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of our unaffiliated stockholders. First, our Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who would be cashed out in the transaction because approximately 89% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse Stock Split and would therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse Stock Split and would be likely to vote in the same manner as our affiliated stockholders.  The Reverse Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted.  In addition, based on information available to us, approximately 87% of our holders hold fewer than two hundred (200) shares of our common stock.  Because of the small number of shares that they hold, our Board believes that these stockholders have historically been inactive.  Finally, our Board also noted that the vote of a majority of our unaffiliated stockholders was not required under Delaware law.

          Our Board Did Not Retain an Unaffiliated Representative to Act Solely on Behalf of Unaffiliated Stockholders

          Our Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. In considering this issue, our Board determined that an unaffiliated representative would not be able to negotiate on behalf of unaffiliated stockholders since the Reverse Stock Split is structured in such a way that all stockholders will receive the same price for fractional shares. Our Board also concluded that retaining a representative would be costly, and under the circumstances, not the best use of corporate assets. Based upon (i) the financial analyses performed by management to assist our Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split (ii) our receipt of a fairness opinion from Houlihan and (iii) the ability of our unaffiliated stockholders to remain stockholders of the Company following the Reverse Stock Split by buying shares in the market so as to hold more than two hundred (200) shares of common stock immediately prior to the Reverse Stock Split, our Board concluded that the transaction was procedurally fair to our unaffiliated stockholders, even though the procedural safeguard of appointing a representative was not followed.

Fairness Conclusions

           Our Board concluded that the advantages of the Reverse Stock Split to our unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of us and our unaffiliated stockholders.  Our Board concluded that for those smaller unaffiliated stockholders holding less than two hundred (200) shares who would be cashed out, the price to be paid to them likely exceeds what they would receive in a liquidation or an open market sale after deducting commissions.  For those unaffiliated stockholders holding more than two hundred (200) shares who would remain as stockholders after the Reverse Stock Split, our Board found that while the price to be paid to unaffiliated stockholders who would be cashed out in the Reverse Stock Split likely exceeds what they would receive in a liquidation or an open market sale after deducting commissions, it is still within the range of our common equity price per share as determined by an independent professional investment banking firm and that although these stockholders would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

Reservation of Rights

          Although the Reverse Stock Split has been approved by the requisite number of stockholders, our Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in our best interests and those of our stockholders. Our Board presently believes that the Reverse Stock Split is in our best interests, those of our unaffiliated stockholders being cashed out pursuant to the Reverse Stock Split and those of our unaffiliated stockholders who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split, and thus recommended a vote for the proposed Amended Certificate. Nonetheless, our Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If our Board decides to withdraw or modify the Reverse Stock Split, our Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

Suspension of Exchange Act Reporting Obligation

          We are currently obligated to file reports with the SEC pursuant to Section 15(d) of the Exchange Act.  We are permitted to suspend our duty to file such reports with the SEC pursuant to Section 15(d) of the Exchange Act if there are fewer than three hundred (300) record holders of outstanding shares of our common stock. As of June 5, 2006, we had approximately five hundred seventy six (576) record holders of our common stock. Upon the effectiveness of the Reverse Stock Split, we expect to have approximately seventy two (72) record holders of our common stock. We intend to suspend our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act and to have our common stock cease to be quoted on the OTCBB as promptly as possible after the Effective Date.

          Suspension of our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.

          Suspension of our duty to file reports with the SEC pursuant to Section 15(d) of the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, there will likely no longer be a public market for our common stock, and market makers will likely not be able to make a market in our common stock.

Description of the Reverse Stock Split

Amended Certificate to Effect the Reverse Stock Split

          Our Board has determined that it is advisable to amend our Amended and Restated Certificate of Incorporation to effect a two hundred (200) to one (1) Reverse Stock Split of our common stock and to provide for the cash payment of $0.15 per pre-split share in lieu of fractional shares of new common stock that would otherwise be issued following the Reverse Stock Split. The Reverse Stock Split has been approved by the requisite number of stockholders.

Regulatory Approvals

          Aside from stockholder approval of the Amended Certificate, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

          The affirmative approval of a majority of the votes entitled to be cast by holders of the issued and outstanding shares of common stock and Series A Preferred, voting together as a single class, and the approval of a majority of the votes entitled to be cast by the holders of the Series A Preferred, voting separately as a class, is required to approve the Reverse Stock Split.  We have received the written consent of stockholders holding: (i) an aggregate of 61.89% of the issued and outstanding shares of voting stock, voting as a single class, consisting of (x) 1,248,733 shares of common stock, or 19.77% of our outstanding common stock and (y) 10,436,763 shares of Series A Preferred, or 83.1% of the issued and outstanding shares of Series A Preferred; and (ii) an aggregate of 83.1% of the issued and outstanding shares of Series A Preferred, authorizing the Reverse Stock Split. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Reverse Stock Split has been obtained and the vote of other stockholders is not necessary.

          Our Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders. First, our Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because approximately 89% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse Stock Split and would therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse Stock Split and would be likely to vote in the same manner as our affiliated stockholders.   The Reverse Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. In addition, based on information available to us, approximately 87% of our holders hold fewer than two hundred (200) shares of our common stock.  Because of the small number of shares that they hold, our Board believes that these stockholders have historically been inactive.   Finally, our Board also noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

Holders as of Effective Date; Net Effect After Reverse Stock Split

          Stockholders holding fewer than two hundred (200) shares of common stock will be cashed out at a price of $0.15 per pre-split share. Stockholders holding two hundred (200) or more shares of common stock will be converted on a two hundred (200) to one (1) basis for each two hundred (200) shares that they hold prior to the Reverse Stock Split. Any stockholder who does not beneficially own a number of shares evenly divisible by two hundred (200), will receive a cash payment in the amount of $0.15 per pre-split share in lieu of a fraction of a share of new common stock that would otherwise be issued following the Reverse Stock Split. Any holder whose shares are cashed out may have a reduced continuing equity interest in us or may have no continuing equity interest at all.

          NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO OUR EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS DIRECTLY TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

Exchange of Certificates for Cash Payment or Shares

          We will file the Amended Certificate with the Secretary of State of the State of Delaware (the “Secretary of State”) as set forth in Appendix A to this Information Statement. The Reverse Stock Split will become effective at the time set forth in the Amended Certificate. American Registrar & Transfer Co. has been appointed our Exchange Agent to carry out the exchange of certificates for new common stock and/or cash.

          As soon as practicable after the Effective Date, the stockholders will be notified and asked to surrender their certificates representing shares of common stock to the Exchange Agent. Those record holders beneficially owning two hundred (200) shares or more of common stock will receive in exchange, certificates representing shares of new common stock on the basis of one (1) share of new common stock for each two hundred (200) shares of common stock held prior to the Reverse Stock Split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by two hundred (200), the record holder will receive a cash payment in the amount of $0.15 per pre-split share in lieu of any fractional shares of new common stock following the Reverse Stock Split. Record holders owning fewer than two hundred (200) shares of common stock on the Effective Date will receive in exchange a cash payment in the amount of $0.15 per pre-split share.

          If the Reverse Stock Split is effected, any stockholder beneficially owning fewer than two hundred (200) shares of the currently outstanding common stock will cease to have any rights with respect to common stock of the Company, except to be paid in cash, as described in this Information Statement. Additionally, if the Reverse Stock Split is effected, any stockholder beneficially owning a number of shares not evenly divisible by two hundred (200) will cease to have any rights with respect to such fractional shares of common stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to record holders after the Reverse Stock Split is effected.

          No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by us.

          For payment purposes, we intend for the Reverse Stock Split to treat stockholders holding common stock in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees directly to determine how the Reverse Stock Split will affect them. However, if you are a beneficial owner of fewer than two hundred (200) shares of common stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner and in any event prior to the effective date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that you will be considered a holder of record immediately prior to the effective date of the Reverse Stock Split. Holders who hold their shares through a nominee or broker are to be treated the same as record holders.  Therefore, if a stockholder who holds less than two hundred (200) shares of common stock at the time of the Reverse Stock Split, places those shares in street name with a broker holding at least two hundred (200) shares of common stock at such time, it will not enable the stockholder to avoid being cashed out as nominees and brokers will be instructed to effect the Reverse Stock Split for their beneficial holders.

          In the event that any certificate representing shares of common stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the certificate has been properly presented for exchange.

Appraisal Rights

          No appraisal rights are available to any stockholder under either the Delaware General Corporation Law or our Amended Certificate.  We are not aware of any similar rights available under any applicable law, regulation, custom or contract to security holders who object to the Reverse Stock Split.

Financing of the Reverse Stock Split

          Completion of the Reverse Stock Split will require approximately $117,500 which includes legal, financial, accounting and other fees and costs related to the transaction as well as approximately $8,000 for purchase costs of fractional shares.  We intend to finance the Reverse Stock Split out of the funds we received from investors in the Private Placement (as described in Action No. 2 below). You should read the discussion under the caption “Special Factors—Costs of the Reverse Stock Split” on page 31 in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

Costs of the Reverse Stock Split

          The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding a number of shares not evenly divisible by two hundred (200) pursuant to the Reverse Stock Split.

Legal fees	$65,000
Accounting fees	7,500
Fairness Opinions	40,000
Buy-back of Fractional Shares	8,000
Miscellaneous	5,000

Total	$125,500

Conduct of the Company’s Business After the Reverse Stock Split

          We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse Stock Split is not anticipated to have any effect upon the conduct of the business. We expect to realize time and cost savings as a result of suspending our public company status. If the Reverse Stock Split is consummated, all persons beneficially owning fewer than two hundred (200) shares of common stock at the effective time of the Reverse Stock Split will no longer have any equity interest in us, and will not be stockholders and therefore will not participate in our future potential or earnings and growth.

          When the Reverse Stock Split is effected, we believe that, based on our stockholder records, seventy two (72) stockholders will remain as holders of our common stock, beneficially owning 100% of the outstanding common stock. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 42-48 in this Information Statement.

          We plan, as a result of the Reverse Stock Split, to become a privately held company. Our obligation to file reports with the SEC pursuant to Section 15(d) of the Exchange Act will be suspended and the common stock will cease to be quoted on the OTCBB. In addition, because our common stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than 10% of our common stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, the effect of this change will be a savings to us in not having to comply with the requirements of the Exchange Act.

          As stated throughout this Information Statement, we believe that there are significant advantages in effecting the Reverse Stock Split and we plan to avail ourselves of any opportunities we will have as a non-reporting company, including, but not limited to, improving our ability to compete in the marketplace.

          OTHER THAN AS DESCRIBED IN THIS INFORMATION STATEMENT, NEITHER THE COMPANY NOR ITS MANAGEMENT HAS ANY CURRENT PLANS OR PROPOSALS TO EFFECT ANY EXTRAORDINARY CORPORATE TRANSACTION, SUCH AS A MERGER, REORGANIZATION OR LIQUIDATION; TO SELL OR TRANSFER ANY MATERIAL AMOUNT OF ITS ASSETS; TO CHANGE ITS BOARD OR MANAGEMENT; TO CHANGE MATERIALLY ITS INDEBTEDNESS OR CAPITALIZATION; OR OTHERWISE TO EFFECT ANY MATERIAL CHANGE IN ITS CORPORATE STRUCTURE OR BUSINESS.

ACTION NO. 2:
CREATE SERIES A-1 CONVERTIBLE PREFERRED STOCK

Introduction

          In connection with our recent private placement of secured convertible promissory notes and warrants which resulted in gross proceeds to us of approximately $694,205 (the “Private Placement”), our Board and stockholders approved the creation of the Series A-1 Preferred.  For a summary of the rights, preferences and privileges of the Series A-1 Preferred, please see the table at the end of this Action No. 2 below.  Pursuant to a covenant in the Securities Purchase Agreement (defined below) we have agreed to file, and intend to file, the Amended Certificate on the date that is twenty (20) days after the date on which this Information Statement is first mailed to our stockholders.

          In connection with the Private Placement, our Board has authorized the issuance of up to 78,300,005 shares of such Series A-1 Preferred.  The Series A-1 Preferred, when issued as described below, will be senior in rights, preferences and privileges to the shares of our common stock and Series A Preferred as set forth in the Amended Certificate.  Please see the subsection below entitled, “How the Issuance of the Series A-1 Preferred will Affect our Existing Shareholders,” for more information related to the preferences and privileges of the Series A-1 Preferred.

The Private Placement and the Issuance of our Series A-1 Preferred

          On May 9, 2006, in connection with the Private Placement to certain investors who are current holders of our Series A Preferred (collectively, the “Purchasers”), we entered into the following agreements: (i) a Securities Purchase Agreement (the “Securities Purchase Agreement”); (ii) secured convertible promissory notes in the aggregate principal amount of $694,205 (the “Initial Notes”); and (iii) warrants to purchase shares of either Qualified Equity Securities (defined below) or shares of Series A-1 Preferred (the “Warrants”).

          Pursuant to the terms of the Securities Purchase Agreement, we may issue to the Purchasers and the Purchasers may purchase secured convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $2,218,244 and Warrants to purchase shares of either Qualified Equity Securities or shares of Series A-1 Preferred.  The Securities Purchase Agreement contemplates multiple closings.  The initial closing took place on May 9, 2005 (the “Initial Closing”).  At the Initial Closing, we issued the Initial Notes and the Warrants to the Purchasers.  In the event we satisfy certain enumerated conditions on or before December 31, 2006, the Securities Purchase Agreement contemplates a second closing (the “Second Closing”), in which we will issue to the Purchasers and the Purchasers will purchase Notes in the aggregate principal amount of $1,524,039 (the “Second Closing Amount”).  Additionally, at any time prior to the Second Closing, the holders of a majority-in-interest of the principal amount then outstanding under the Notes may require one or more interim closings (each, an “Interim Closing”), pursuant to which we will issue to the Purchasers and the Purchasers will purchase Notes in an aggregate principal amount identified by a majority-in-interest of the principal amount then outstanding under the Notes (collectively, the “Interim Closing Amount”).  In the event we issues Notes to the Purchasers in one or more Interim Closing, the Second Closing Amount shall be reduced by the Interim Closing Amount.

          The unpaid balance of each Purchaser’s Note shall accrue simple interest at a rate of 10% per annum and shall mature on the earlier to occur of: (i) the closing of a Qualified Financing (as defined below); or (ii) January 1, 2008, unless the unpaid principal amount of and all accrued interest on such Purchaser’s Notes are converted into shares of our capital stock prior to such date.

          The Notes may be convertible into shares of our capital stock by the Purchasers as follows: (i) if we enter into a bona fide arms length transaction that results in aggregate gross proceeds of new money to the Company of at least $2,000,000 (excluding the conversion of indebtedness) (a “Qualified Financing”), a Purchaser may elect to convert the outstanding principal balance and all unpaid accrued Interest on such Purchaser’s Notes, or any portion thereof (the “Optional Conversion Amount”), into that number of shares of the equity security sold to the investors in the Qualified Financing (the “Qualified Equity Securities”), determined by dividing the Optional Conversion Amount by eighty percent (80%) of the price per share paid by the investors in the Qualified Financing for the Qualified Equity Securities (the “Optional Conversion”); or (ii) at any time after the date of the Initial Closing and upon the due authorization of our Series A-1 Preferred and the filing of the Amended Certificate setting forth the rights, privileges and preferences of such Series A-1 Preferred, a Purchaser may elect to convert the amount of principal of, and all accrued and unpaid interest on such Purchaser’s Notes, or any portion thereof (the “Voluntary Conversion Amount”), into a number of shares of our Series A-1 Preferred determined by dividing the Voluntary Conversion Amount by $0.25 per share (subject to adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations combinations, and the like) (the “Voluntary Conversion”).  Additionally, in the event a majority-in-interest of the principal amount then outstanding under the Notes elect to convert their Notes in an Optional Conversion, then all of the then outstanding principal balance and all unpaid accrued interest under the Notes shall automatically convert pursuant to the terms of an Optional Conversion (the “Mandatory Conversion”).

          The Warrants issued to the Purchasers allow the Purchasers to purchase shares of our capital stock as follows:  (i) in the event a Purchaser converts its Notes into Qualified Equity Securities in either an Optional Conversion or a Mandatory Conversion, the Warrants shall be exercisable for a number of Qualified Equity Securities equal to the outstanding principal balance under such Purchaser’s Notes at the time of either the Optional Conversion or the Mandatory Conversion of such Purchaser’s Notes, divided by the price per share of the Qualified Equity Security in the Qualified Financing at an exercise price equal to the price per share of such Qualified Equity Security; or (ii) prior to a Qualified Financing or if a Purchaser’s Notes are not converted into Qualified Equity Securities at the closing of a Qualified Financing, the Warrants shall be exercisable for a number of shares of Series A-1 Preferred equal to the outstanding principal balance at the time of exercise under the Notes held by such Purchaser, divided by $0.25, at an exercise price equal to $0.25.

How the Issuance of the Series A-1 Preferred will Affect our Existing Shareholders

          As noted above, the Series A-1 Preferred, when issued, will be senior in rights, preferences and privileges to the shares of our outstanding common stock and Series A Preferred.  In particular, the holders of our Series A-1 Preferred Stock will: (i) have a liquidation preference senior to our common stock and Series A Preferred in the event of a “liquidation event” (defined below); (ii) have certain voting rights with respect to the election of directors and other material transactions; and (iii) have effective voting control of all outstanding capital stock.  In addition, the issuance of the Series A-1 Preferred will substantially dilute our existing stockholders.

          The Liquidation Preference

          With respect to our Series A-1 Preferred, a liquidation preference means that upon a “liquidation event,” the holders of our Series A-1 Preferred will receive $0.25 per share (as adjusted for stock splits, reverse stock splits, recapitalizations and the like) of Series A-1 Preferred then held by such holder from the proceeds of such “liquidation event” before the holders of our common stock or Series A Preferred receive any of the proceeds from such “liquidation event.”  For example, if a “liquidation event” were to occur immediately after the filing of the Amended Certificate, and assuming all 78,300,005 shares of Series A-1 Preferred were then outstanding, the holders of our Series A-1 Preferred would be entitled to receive an aggregate of $19,575,001 from the proceeds of such “liquidation event” before the holders of our common stock or Series A Preferred were to receive any of the proceeds from such “liquidation event.”  Therefore, if the value of our assets were approximately the same on the date of such “liquidation event” as they are on the date of this Information Statement, the holders of our common stock and Series A Preferred would not be entitled to receive any proceeds from such “liquidation event.”  Further, assuming the value of our assets was in excess of $19,575,001 at the time of such “liquidation event,” our common stockholders and Series A Preferred stockholders would have to share any such remaining proceeds in excess of $19,575,001 with the holders of our Series A-1 Preferred on a pro rata basis and as if such shares of Series A-1 Preferred had converted into common stock immediately prior to such “liquidation event.”  For purposes of our Series A-1 Preferred, a “liquidation event” means (i) a liquidation, dissolution or winding up; (ii) our involvement in a bankruptcy action or our admission of our inability to pay our debts as they become due; (iii) a merger or consolidation where our existing stockholders do not retain more than 50% of our voting power or interest; (iv) a sale of all or substantially all of our assets; or (v) the acquisition of 50% or more of our voting power or interest by a single person or group.

          Rights with Respect to the Election of Directors and Protective Provisions

          The holders of our Series A-1 Preferred will also have the right to elect three (3) out of five (5) members of our Board.  All of our stockholders voting together as a single class shall vote their shares so as to elect the remaining two (2) directors as follows: (i) one director who shall be our then acting Chief Executive Officer, and (ii) one director who shall be nominated by a majority of our then sitting Board.  Additionally, we may not, once the shares of Series A-1 Preferred are issued, without the consent of the holders of a majority of the shares of our Series A-1 Preferred, take certain actions, including, without limitation: (i) authorizing, paying or declaring a dividend on any shares of our capital stock; (ii) altering, amending or repealing our Amended Certificate or bylaws in a manner that would adversely affect the voting power or any other rights, preferences or privileges of the Series A-1 Preferred; (iii) creating any securities senior in rights, preferences or privileges to the Series A-1 Preferred; and (iv) creating any securities equal in rights, preferences or privileges to the Series A-1 Preferred.

          Effective Voting Control

          The holders of our Series A-1 Preferred will be entitled to vote on all matters presented to the holders of our common stock on an as-if-converted to common stock basis.  Each share of Series A-1 Preferred will initially be convertible into one (1) share of our common stock.  As a result, the holders of Series A-1 Preferred will initially be entitled to 38,300,005 votes, or 81.94% of the voting power after giving effect to the Series A Conversion, discussed in Action No. 3 below, when voting together with the common stock as a single class on any action to be voted upon by the holders of our capital stock.

Use of Proceeds from the Private Financing

          We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes.

Summary of the Terms of the Series A-1 Preferred

          The following is a summary of the rights, preferences and privileges of the Series A-1 Preferred.

Dividends:	Holders of Series A-1 Preferred are not entitled to receive dividends.

Liquidation Preference:

In the event of any liquidation or winding up, the holders of Series A-1 Preferred will be entitled to receive, in preference to the holders of our common stock and Series A Preferred, an amount per share equal to the stated value per share, initially $0.25, subject to weighted average anti-dilution adjustments (the “Liquidation Preference”).  If the assets and funds thus distributed among the holders of the Series A-1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then our entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.  All remaining proceeds thereafter shall be shared pro rata by the holders of common stock, the holders of Series A Preferred and the holders of Series A-1 Preferred (on an as converted basis).  A consolidation or merger or sale of all or substantially all of our assets in a transaction in which our stockholders prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity shall be deemed a liquidation or winding up for purposes of the Liquidation Preference.

Redemption:

Beginning on March 24, 2008, we are obligated to redeem any of the holder’s Series A-1 Preferred, if the following conditions are met: (i) at least a majority of the then outstanding shares of Series A-1 Preferred have delivered a written request to us requesting the redemption of such Series A-1 Preferred shares; (ii) following the redemption, we have outstanding one or more classes or series of stock, which share, or shares together, shall have full voting rights; and (iii) we shall not be required to redeem the Series A-1 Preferred from any particular holder of Series A-1 Preferred, before March 24, 2009, that such holder holds that is greater than fifty percent (50%) of the aggregate number of shares of Series A-1 Preferred held by such holder immediately prior to such redemption.

Optional Conversion:

The Series A-1 Preferred will be convertible into common stock at any time, at the sole option of each holder.  The conversion ratio is determined by dividing the $0.25 by the then-current conversion price for the Series A-1 Preferred.  The initial conversion price for the Series A-1 Preferred Stock is $0.25 (the “Conversion Price”).

Anti-Dilution:

The Conversion Price of the Series A-1 Preferred is subject to adjustment on a weighted average anti-dilution basis if we sell shares of equity securities, or are deemed to have sold shares of equity securities, at a purchase price less than the then-effective Conversion Price for the Series A-1 Preferred, subject to certain standard and customary exceptions.

There shall also be a proportional adjustment to the Series A-1 Preferred Conversion Price in the event of stock splits, stock dividends, recapitalizations, combinations and the like.

Voting:

A holder of Series A-1 Preferred will have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A-1 Preferred held by such holder.  Except as otherwise provided by law or otherwise set forth herein, the Series A-1 Preferred, Series A Preferred and common stock shall vote together on all other matters.

Board of Directors:

Pursuant to the Amended Certificate, for so long as the Series A-1 Preferred is outstanding, the authorized number of members of our Board shall be five (5) and the holders of Series A-1 Preferred, voting as a separate class, shall be entitled to elect three (3) members to our Board.

Protective Covenants:

So long as any of the shares of Series A-1 Preferred remain outstanding, the consent of at least a majority of the Series A-1 Preferred, voting as a separate class, will be required for us to undertake any of the following actions:

          authorize, pay or declare a dividend (other than dividends payable solely in common stock) on any of our shares of the capital stock, or otherwise make any distribution on any of its equity securities, other than Permitted Repurchases (as defined below);

          authorize, issue or obligate us to issue, whether by reclassification, recapitalization, share exchange, merger or otherwise, any other equity security, including any security (other than Series A-1 Preferred) convertible into or exercisable for any equity security, having rights, preferences or privileges over, or being on a parity with, the Series A-1 Preferred, with respect to voting (other than the pari passu voting rights of common stock), dividends, redemption, conversion, liquidation, registration or preemptive rights or otherwise;

except as approved by our Board, sell or issue any shares of common stock for consideration other than cash;

          make any loans; guarantee the debt or performance obligation of any third party; enter into any joint venture, partnership or other strategic relationship; or invest in partially owned subsidiaries in excess of $250,000 in any twelve (12) month period;

create any subsidiary other than a wholly owned subsidiary,

          effect any amendment, alteration, repeal or waiver of any provision of our Amended Certificate or bylaws, whether by merger, consolidation or otherwise, including, without limitation, any increase or decrease in the number of authorized shares of common stock and/or preferred stock;

effect a Liquidation Transaction, or liquidate or dissolve;

except as approved by our Board, dispose of more than ten percent (10%) of our assets, other than in the ordinary course of business;

approve or authorize any material alteration or material change in our business;

          redeem, purchase or otherwise acquire for value any share or shares of our capital stock; provided, however, that this restriction shall not apply to the repurchase of common stock from employees, officers, directors, consultants or other persons performing services for us or any subsidiary pursuant to agreements under which we have the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or at any price pursuant to our exercise of a right of first refusal to repurchase such shares (“Permitted Repurchases”);

          enter into any transaction with any of our officers, directors, stockholders or affiliates or any entity in which any officer, director or stockholder of ours, or any of their respective affiliates may have any interest, unless such transaction is in the ordinary course of business on terms no less favorable than those available at such time from non-affiliated parties; or

          incur any Indebtedness for Borrowed Money that is not expressly subordinated in payment and priority to the obligations of us under the Notes (for purposes of this paragraph, “Indebtedness for Borrowed Money” means: (i) all obligations (whether interest, principal, fees, penalties or otherwise) for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of our business, consistent with past practice; (iv) all obligations as lessee under capitalized leases that are in excess of $75,000 in the aggregate; and (iv) any of the foregoing guaranteed by us.

          Effectiveness

          Upon the filing of the Amended Certificate with the Secretary of State, the Amended Certificate, which includes the designation of the Series A-1 Preferred and the rights, preferences and privileges of the Series A-1 Preferred, will become effective and will become our governing charter document.

ACTION NO. 3:
CONVERSION OF SERIES A PREFERRED TO SERIES A-1 PREFERRED

Introduction

          Upon the filing of our Amended Certificate with the Secretary of State, those holders of Series A Preferred that participated in the Private Placement shall automatically have each share of Series A Preferred then held by them automatically converted into 3.66972 shares of Series A-1 Preferred (the “Series A Conversion”).  No such conversion shall occur with respect to shares of Series A Preferred held by any holder of Series A Preferred that did not purchase a Note pursuant to the Private Placement.

          We currently have 15,000,000 shares designated as Series A Preferred of which 12,562,262 are currently issued and outstanding.  Holders of record of our Series A Preferred that also participated in the Private Placement (the “Eligible Holders”) currently hold 10,436,762 of the 12,562,262 shares of Series A Preferred currently outstanding.  All of these 10,436,762 shares of Series A Preferred will be automatically converted into shares of Series A-1 Preferred at a one (1) to 3.66972 ratio at the time the Amended Certificate is filed with the Secretary of State (the “Effective Time”).  Therefore, once the Amended Certificate is filed 10,436,762 shares of Series A Preferred will automatically convert into 38,300,005 shares of Series A-1 Preferred and 2,125,500 shares of Series A Preferred will remain outstanding with such amended terms as set forth in Action No. 4 below.

Reasons for the Series A Conversion

          The Series A Conversion, the one (1) to 3.66972 exchange ratio related thereto, and the amendment and restatement of the Series A Preferred, as described in Action No. 4 below, were necessary as an inducement to the holders of the Series A Preferred to participate in the Private Placement.  For a discussion of the general effect of the Series A Conversion on the holders of our common stock and Series A Preferred, please see the discussion under Action No. 2: “Create Series A-1 Convertible Preferred Stock” on pages 32-35 in this Information Statement.

Mechanics of the Series A Conversion

          We will send written notice to all Eligible Holders at the Effective Time of the place designated for the mandatory conversion of all such shares of Series A Preferred held by the Eligible Holders.  We are not required to send such notice in advance of the occurrence of the Effective Time.  Upon receipt of such notice, each Eligible Holder shall surrender his, her or its certificate or certificates for all shares of Series A Preferred held by such Eligible Holder (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to us to indemnify us against any claim that may be made against us on account of the alleged loss, theft or destruction of such certificate) to us at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Series A-1 Preferred at a ratio of one (1) share of Series A Preferred for 3.66972 shares of Series A-1 Preferred.

          At the Effective Time, the applicable number of shares of Series A Preferred held by the Eligible Holders shall be deemed to have been converted into shares of Series A-1 Preferred, which such shares of Series A-1 Preferred shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred so converted, including the rights, if any, to receive notices and vote (other than as a holder of Series A-1 Preferred), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive their Series A-1 Preferred.

          If so required by us, certificates of Series A Preferred surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to us, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Effective Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) of Series A Preferred, we will issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series A-1 Preferred issuable on such conversion in accordance with the provisions hereof, together with cash as provided below in lieu of any fraction of a share of common stock otherwise issuable upon such conversion.  No fractional shares shall be issued upon the conversion of any shares of Series A Preferred into

Series A-1 Preferred, and the number of shares of Series A-1 Preferred to be issued upon such conversion shall be rounded up to the nearest whole share.

Effect of the Series A Conversion

          All shares of Series A Preferred converted to Series A-1 Preferred shall, from and after the Effective Time, no longer be deemed to be outstanding and, notwithstanding the failure of the Eligible Holder or Eligible Holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Effective Time, except for the right of the Eligible Holders to receive shares of Series A-1 Preferred in exchange therefor.  Such converted shares of Series A Preferred shall be retired and cancelled and may not be reissued as shares of such series, and we may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred accordingly.  Upon the occurrence of such automatic conversion of the Series A Preferred, the Eligible Holders shall surrender the certificates representing such shares at our corporate office or any transfer agent for the Series A Preferred.  Thereupon, there shall be issued and delivered to such Eligible Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Series A-1 Preferred into which the shares of Series A Preferred so surrendered were convertible as of the Effective Time.

Effectiveness

          Upon the filing of the Amended Certificate with the Secretary of State, the Series A Conversion and the Amended Certificate will become effective and will become our governing charter document.

ACTION NO. 4:
AMEND AND RESTATE THE TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Introduction

          In connection with our Private Placement, the creation of our Series A-1 Preferred and the Series A Conversion, our Board and stockholders have approved the amendment and restatement of the rights, preferences and privileges of our Series A Preferred.  Pursuant to a covenant in the Securities Purchase Agreement we have agreed to file, and intend to file, the Amended Certificate on the date that is twenty (20) days after the date on which this Information Statement is mailed to our stockholders.

Reasons for Amendment and Restatement of Series A Preferred

          Our Board has determined that the amendment and restatement of the Series A Preferred and the related Series A Conversion were necessary as an inducement to the holders of the Series A Preferred to participate in the Private Placement.

Effect of the Amendment and Restatement of Terms

          The Amended Certificate decreases the number of authorized shares of our Series A Preferred from 15,000,000 shares to 2,125,500 shares.  Once the Amended Certificate is filed and the Series A Conversion occurs, there will be 2,125,500 shares of Series A Preferred outstanding.

          Once the Amended Certificate is filed, it will eliminate each of the rights, preferences, and privileges of the remaining 2,125,500 shares of Series A Preferred, except for the right to vote with the common stock on an as-converted basis and the right to receive proceeds from a liquidation event on a pari passu basis with our common stock.  Therefore, upon the filing of the Amended Certificate with the Secretary of State, our Series A Preferred will be fractionally equivalent to our common stock.  For a discussion of the general effect of the amendment and restatement of the Series A Preferred on the holders of our Series A Preferred, please see the discussion under Action No. 2 “Create Series A-1 Convertible Preferred Stock” on pages 32-35 in this Information Statement.

Effectiveness

          Upon the filing of the Amended Certificate with the Secretary of State, the terms of the Series A Preferred will be effectively restated and the Amended Certificate will become effective and will become our governing charter document.

ACTION NO. 5:
INCREASE AUTHORIZED SHARES OF COMMON STOCK

Introduction

          The Amended Certificate also increases the number of authorized shares of our common stock from 40,000,000 shares to 120,000,000 shares.

           Our existing Amended and Restated Certificate of Incorporation currently authorize 40,000,000 shares of common stock.  As of June 14, 2006, we had 6,316,698 shares of common stock outstanding.

Increase in Authorized Common Stock

           Our Board has determined that it is in our best interests and those of our stockholders to increase the number of authorized shares of our common stock to accommodate the Private Placement (as defined in Action No. 2 above) and the Series A Conversion (as defined in Action No. 3 above).  We intend to reserve an additional 66,100,000 shares of common stock that will become issuable upon conversion of all shares of Series A-1 Preferred issuable pursuant to the Private Placement and the Series A Conversion.

           Any remaining shares of authorized but unissued and unreserved common stock may be issued in capital raising transactions or in connection with potential acquisitions.  However, other than reserving a sufficient number of shares of common stock for issuance upon conversion of such Series A-1 Preferred into common stock, we have no current plans for the issuance of any remaining authorized but unissued and unreserved common stock.  In addition, we have not currently identified any such acquisition candidate to whom we would issue any such remaining authorized but unissued and unreserved common stock.

           Be advised that the issuance of any such additional common stock will dilute our existing stockholders.

Effectiveness

           We will file the Amended Certificate with the Secretary of State on the date that is twenty (20) days after the date on which this Information Statement is mailed to our stockholders.  Upon the filing of the Amended Certificate with the Secretary of State, the Amended Certificate will become effective and will become our governing charter document.

ACTION NO. 6:
INCREASE AUTHORIZED SHARES OF PREFERRED STOCK

Introduction

           The Amended Certificate also increases the authorized number of shares of our preferred stock from 15,000,000 shares to 95,000,000 shares of preferred stock with rights, preferences and privileges to be designated by our Board from time to time.

          Our existing Amended and Restated Certificate of Incorporation currently authorizes 15,000,000 shares of preferred stock, all of which are designated as Series A Preferred.  As of June 14, 2006, we had 12,562,262 shares of Series A Preferred outstanding.

Increase in Authorized Preferred Stock

          Our Board has determined that it is in our best interests and those of our stockholders to increase the number of authorized shares of our preferred stock to accommodate the Private Placement (as defined in Action No. 2 above) and the Series A Conversion (as defined in Action No. 3 above).  The increase in our authorized preferred stock contemplated by this Action No. 6 is intended to enable us to issue: (i) the 20,000,000 shares of Series A-1 Preferred that will become issuable upon the exercise of the convertible notes and warrants issued in the Private Placement at such time as the Amended Certificate is filed with the Secretary of State; and (ii) 38,300,005 shares of Series A-1 Preferred that will be issued upon conversion of 10,436,762 shares of Series A Preferred pursuant to the Series A Conversion.

          Any remaining shares of authorized but unissued and unreserved preferred stock may be issued in capital raising transactions or in connection with potential acquisitions.  However, other than the issuance of Series A-1 Preferred pursuant to the Private Placement, as described in Action No. 2 above and the issuance of Series A-1 Preferred pursuant to the Series A Conversion, as described in Action No. 3 above, we have no current plans for the issuance of any remaining authorized but unissued and unreserved preferred stock.  In addition, we have not currently identified any such acquisition candidate to whom we would issue any such remaining authorized but unissued and unreserved preferred stock.

          Be advised that the issuance of any such additional preferred stock will dilute our existing stockholders and that our Board does not intend to solicit further approval from our stockholders prior to designating the rights, preferences or privileges of any such preferred stock, including, without limitation, rights as to dividends, conversion, voting, liquidation preference or redemption, which in each case may be superior to the rights of our common stock, or prior to the issuance of any such shares of preferred stock.

Effectiveness

          We will file the Amended Certificate with the Secretary of State on the date that is twenty (20) days after the date on which this Information Statement is mailed to our stockholders.  Upon the filing of the Amended Certificate with the Secretary of State, the Amended Certificate will become effective and will become our governing charter document.

OUR DIRECTORS AND EXECUTIVE OFFICERS

          The following are our directors and executive officers:

Eugene Terry

          Eugene R. Terry, age 66, has been a director since July 2004.  Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm.  Since 2004, Mr. Terry has also served as one of our consultants.  From December 2001 through 2003, Mr. Terry was director and interim chairman of Medical Nutrition.  Mr. Terry is also on the board of directors of ProxyMed, Inc.  Until 2001, Mr. Terry was a director on the board of In-Home Health, a Home Healthcare Company acquired by Manor Care, Inc.  Mr. Terry is also a director of Health Care Cost Management, Inc., a prescription auditing firm.  Mr. Terry is a designee to our Board of Commonwealth Associates, L.P.

John Morrissey

          John C. Morrissey, age 47, has been a director since February 2006.  Since 2003, Mr. Morrissey has been the Managing Director of Shea Ventures LLC and Executive Vice President of J. F. Shea Co., Inc.  Shea Ventures is a private equity investment fund that, together with its predecessors, has a long history of direct investments in venture capital and other private equity.  J. F. Shea’s operating businesses include Shea Homes, which is the nation’s largest privately held homebuilder, and J. F. Shea Construction, a general contractor.  From 1990 to 2003, Mr. Morrissey was a partner of the Bingham McCutchen law firm.  Mr. Morrissey has earned degrees from Yale College, Oxford University and the University of Chicago Law School. Mr. Morrissey is a designee to our Board of the holders of a majority in interest of the Series A Preferred.

Rajesh Kothari

          Rajesh Kothari, age 38, has been a director since February 2006.  Since 2002, Mr. Kothari has been Managing Director of Seneca Partners, a company he co-founded.  Seneca Partners is a venture capital and merchant banking firm.  Seneca Partners manages Seneca Health Partners, a venture capital fund dedicated to emerging healthcare companies located throughout Middle America.  From 1996 to 2001, Mr. Kothari was a director at Beringea (formerly GMA Capital), a boutique investment-banking and venture capital firm.  Mr. Kothari has also served as an Investment Officer for ProVen Private Equity in London, England, a venture capital affiliate of Beringea.  Mr. Kothari earned both a Bachelors of Arts and a Masters of Business Administration from the University of Michigan.  Mr. Kothari is a designee to our Board of the holders of a majority in interest of the Series A Preferred.

Tom Mason

          Mr. Mason, age 51, has been our Chief Financial Officer since March of 2005.  Before joining the Company, Mr. Mason served as a Chief Financial Officer and a director of Centiv, Inc. (NASDAQ: CNTV), a publicly-held marketing services company providing web-enabled point-of-purchase merchandising solutions for consumer package goods manufacturers and major retailers, from February 2000 to March 2005.  Prior Chief Financial Officer roles included Telular Corporation (NASDAQ: WRLS), a publicly traded wireless products company and The Segerdahl Corporation, a privately held major commercial printer.  Mr. Mason began his career with KPMG/Peat Marwick as a CPA and subsequently held various finance positions with American Hospital Supply Corporation, a premier healthcare distributor and manufacture, and then held various finance, general management and operating positions with Bell & Howell Company, a provider of software and hardware solutions for the document imaging industry.  Mr. Mason received a BS in Accounting from the University of Illinois and is a CPA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 1, 2006 by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) the executive officers whose salaries plus bonuses for 2005 exceed $100,000 (collectively, the “Named Executive Officers”); and (iv) all of our directors and the Named Executive Officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, unless otherwise noted. The number of shares of our common stock or preferred stock used to calculate the percentage ownership of common stock or preferred stock, as applicable, of each listed person includes the shares of our common stock or preferred stock, as applicable, underlying options, warrants or notes held by such persons that are exercisable or convertible within sixty (60) days after July 1, 2006. Percentage of beneficial ownership is based on 6,316,698 shares of our common stock outstanding as of July 1, 2006.  Percentage of beneficial ownership of preferred stock is based on 40,425,505 shares of our preferred stock outstanding assuming the completion of the Conversion.

Class	Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		Percentage Beneficially Owned(3)

Executive Officers and Directors:
Common	Steven Straus	495,998	(4)	7.2%
Preferred		227,040	(5)	0.6%

Common	Tom Mason	76,845	(6)	1.2%

Common	Eugene Terry	38,423	(7)	0.6%

Common	Rajesh Kothari	3,634,720	(8)	36.5%
Preferred		3,634,720	(9)	8.9%

Common	John Morrissey	11,357,733	(10)	64.3%
Preferred		11,357,733	(11)	27.2%

Common	All directors and executive officers as a	15,603,719	(12)	71.2%
Preferred	group (5 persons)	15,219,493	(13)	36.0%

5% Stockholders:
Common	Albert Henry (1)	1,602,373	(14)	24.0%
Preferred		353,640	(15)	0.8%

Common	Richard O. Ullman (l)	3,407,160	(16)	35.0%
Preferred		3,407,160	(17)	8.3%

Common	Harvard Developments, Inc.	4,315,843	(18)	40.6%
Preferred	2000-1874 Scarth Street	4,315,843	(19)	10.5%
	Saskatchewan, Canada S4P4B3

Common	Echo Capital Growth Corporation	2,271,438	(20)	26.4%
Preferred	2000-1874 Scarth Street	2,271,438	(21)	5.6%
	Saskatchewan, Canada S4P4B3

Common	Donald C. Carter (1)	817,501	(22)	11.5%
Preferred		817,501		2.0%

Common	New England Partners Capital, LP	6,814,840	(23)	51.9%
Preferred	One Boston Place, Suite 3630	6,814,480	(24)	16.5%
	Boston, Massachusetts 02108

Common	RMC Capital, LLC	2,271,438	(25)	26.4%
Preferred	3291 North Buffalo Drive, Suite 8	2,271,438	(26)	5.6%
	Las Vegas, Nevada 89129

Common	Morgan Investors X	2,271,438	(27)	26.4%
Preferred	1830 Ventura Boulevard, Suite 411	2,271,438	(28)	5.6%
	Encino, California 91436

Common	Bruce S. Schonbraun (1)	908,683	(29)	12.6%
Preferred		908,683	(30)	2.2%

Common	Richard S. Schoninger (1)	1,135,723	(31)	15.2%
Preferred		1,135,723	(32)	2.8%

Common	AlMoschner (1)	908,683	(33)	12.6%
Preferred		908,683	(34)	2.2%

Common	Mark Kubow	567,600	(35)	8.2%
Preferred	c/o Navigant Consulting, Inc.	567,600	(36)	1.4%
	20743 W. High Ridge Drive
	Kildee, IL 60047

Common	Chris Perry (1)	454,600	(37)	6.7%
Preferred		454,600	(38)	1.1%

Common	Frank Bonvino (1)	454,600	(39)	6.7%
Preferred		454,600	(40)	1.1%

Common	TerrenceL. Mealy (1)	1,135,716	(41)	15.2%
Preferred		1,135,716	(42)	2.8%

Common	LBJ Holdings, LLC	454,596	(43)	6.7%
Preferred	3366 N. Torrey Pines Court, Suite 21	454,600	(44)	1.1%
	La Jolla, California 92037

Common	Michael Wood (1)	1,536,904		24.3%

Common	James Sapala (1)	1,536,904	(45)	24.3%

Common	Michael Schuhknect (1)	1,536,904	(46)	24.3%

Common	Michael Falk (1)	635,610	(47)	10.0%
Preferred		635,610	(48)	1.6%

Common	Robert O’Sullivan (1)	412,920	(49)	6.5%
Preferred		412,920	(50)	1.0%

* Indicates ownership of less than 1% of outstanding shares.

(1)	The address of each of the executive officers and directors and certain of our stockholders is MSO Holdings, Inc., 2333 Waukegan Road, Suite 175, Bannockburn, Illinois 60015.

(2)	Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(3)

Shares of common stock subject to options and warrants currently exercisable or exercisable within sixty (60) days after July 1, 2006 and shares issuable upon conversion of our Series A Preferred Stock are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, warrants or Series A Preferred Stock but are not deemed outstanding.

(4)

Consists of: (i) 200,000 shares of our Series A-1 Preferred, which will be issued in exchange for 54,500 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 200,000 shares of our common stock; (ii) warrants to purchase 13,520 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 13,520 shares of our common stock; (iii) 13,520 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $3,380 held by Mr. Strauss, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 13,520 shares of our common stock; and (iv) 268,958 shares subject to options to purchase our common stock.  (Mr. Straus holds options to purchase an additional 730,030 shares of our common stock which will not have vested within sixty (60) days after July 1, 2006.)

(5)

Consists of: (i) 200,000 shares of our Series A-1 Preferred, which will be issued in exchange for 54,500 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 13,520 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii)

13,520 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $3,380 held by Mr. Strauss.

(6)

Consists of 76,845 shares subject to options to purchase our common stock.  (Mr. Mason holds options to purchase an additional 230,536 shares of our common stock which will not have vested within 60 days after July 1, 2006.)

(7)

Consists of warrants to purchase 38,423 shares of common stock.  (Mr. Terry holds warrants to purchase an additional 76,845 shares of our common stock which will not have vested within 60 days after July 1, 2006).

(8)

Consists of: (i) 3,200,000 shares of our Series A-1 Preferred held by Seneca Health Partners LP I (“Seneca”), which will be issued in exchange for 872,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 3,200,000 shares of our common stock; (ii) warrants to purchase 217,360 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate held by Seneca, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 217,360 shares of our common stock; and (iii) 217,360 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $54,340 held by Seneca, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 217,360 shares of our common stock.  Mr. Kothari has sole dispositive and voting power with respect to all shares held by Seneca.  Mr. Kothari disclaims beneficial ownership of these shares.

(9)

Consists of: (i) 3,200,000 shares of our Series A-1 Preferred held by Seneca, which will be issued in exchange for 872,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 217,360 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate held by Seneca; and (iii) 217,360 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $54,340 held by Seneca.  Mr. Kothari has sole dispositive and voting power with respect to all shares held by Seneca.  Mr. Kothari disclaims beneficial ownership of these shares.

(10)

Consists of: (i) 10,000,013 shares of our Series A-1 Preferred held by Shea Ventures, LLC (“Shea”), which will be issued in exchange for 2,725,007 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 10,000,013 shares of our common stock; (ii) warrants to purchase 678,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate held by Shea, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 678,860 shares of our common stock; and (iii) 678,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $169,715 held by Shea, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 678,860 shares of our common stock.  Mr. Morrissey has sole dispositive and voting power with respect to all shares held by Seneca.  Mr. Morrissey disclaims beneficial ownership of these shares.

(11)

Consists of: (i) 10,000,013 shares of our Series A-1 Preferred held by Shea, which will be issued in exchange for 2,725,007 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 678,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate held by Shea; and (iii) 678,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $169,715 held by Shea.  Mr. Morrissey has sole dispositive and voting power with respect to all shares held by Seneca.  Mr. Morrissey disclaims beneficial ownership of these shares.

(12)

Consists of: (i) 13,400,013 shares of our Series A-1 Preferred, which will be issued in exchange for 3,651,508 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 13,400,013 shares of our common stock; (ii) warrants to purchase 909,740 of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 909,740 shares of our common stock; (iii) 909,740 shares of our Series A-1 Preferred, which are issuable upon the conversion of promissory notes in the aggregate principal amount of $227,435, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 909,740 shares of our common stock; (iv) warrants to purchase 38,423 shares of our common stock; and (v) 345,803 shares subject to options to purchase our common stock.

(13)

Consists of: (i) 13,400,013 shares of our Series A-1 Preferred, which will be issued in exchange for 3,651,508  shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 909,740 of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 909,740 shares of our Series A-1 Preferred, which are issuable upon the conversion of promissory notes in the aggregate principal amount of $227,435.

(14)

Consists of (i) warrants to purchase 176,820 shares of our Series A-1 Preferred held by Belusha, L.P. (“Belusha”) that will become exercisable upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 176,820 shares of our common stock; (ii) 176,820 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $44,205 held by Belusha, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 176,820 shares of our common stock; and (iii) 1,248,733 shares of our common stock held by Belusha.  Belusha is an entity controlled by Irene Henry, mother of Al Henry.

(15)

Consists of (i) warrants to purchase 176,820 shares of our Series A-1 Preferred held by Belusha that will become exercisable upon the filing of the Amended Certificate which is expected to occur within sixty (60) days of July 1, 2006; and (ii) 176,820 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $44,205 held by Belusha.  Belusha is an entity controlled by Irene Henry, mother of Al Henry.

(16)

Consists of: (i) 3,000,000 shares of our Series A-1 Preferred, which will be issued in exchange for 817,501 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 3,000,000 shares of our common stock; (ii) warrants to purchase 203,580 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 203,580 shares of our common stock; and (iii) 203,580 shares of our Series A-1 Preferred, which are issuable upon the conversion of promissory notes in the aggregate principal amount of $50,895, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 203,580 shares of our common stock.

(17)

Consists of: (i) 3,000,000 shares of our Series A-1 Preferred, which will be issued in exchange for 817,501 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 203,580 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 203,580 shares of our Series A-1 Preferred, which are issuable upon the conversion of promissory notes in the aggregate principal amount of $50,895.

(18)

Consists of: (i) 3,800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 1,035,502 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 3,800,003 shares of our common stock; and (ii) warrants to purchase 257,920 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 257,920 shares of our common stock; and (iii) 257,920 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $64,480, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 257,920 shares of our common stock. Mr. Paul J. Hill has sole dispositive and voting power with respect to all shares held by Harvard Developments, Inc.  Mr. Hill disclaims beneficial ownership of these shares.

(19)

Consists of: (i) 3,800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 1,035,502 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; and (ii) warrants to purchase 257,920 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 257,920 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $64,480. Mr. Paul J. Hill has sole dispositive and voting power with respect to all shares held by Harvard Developments, Inc.  Mr. Hill disclaims beneficial ownership of these shares.

(20)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 1,999,998 shares of our common stock; and (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock.  Mr. Paul J. Hill has sole dispositive and voting power with respect to all shares held by Echo Capital Growth Corporation.  Mr. Hill disclaims beneficial ownership of these shares.

(21)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930. Mr. Paul J. Hill has sole dispositive and voting power with respect to all shares held by Echo Capital Growth Corporation.  Mr. Hill disclaims beneficial ownership of these shares.

(22)	Consists of 817,501 shares of our common stock issuable upon conversion of Series A Preferred Stock which is convertible at any time at the option of the holder.

(23)

Consists of: (i) 6,000,000 shares of our Series A-1 Preferred, which will be issued in exchange for 1,635,002 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 6,000,000 shares of our common stock; (ii) warrants to purchase 407,420 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 407,420 shares of our common stock; and (iii) 407,420 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $101,855, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 407,420 shares of our common stock. Mr. John Rousseau has sole dispositive and voting power with respect to all shares held by New England Capital Partners, LP.  Mr. Rousseau disclaims beneficial ownership of these shares.

(24)

Consists of: (i) 6,000,000 shares of our Series A-1 Preferred, which will be issued in exchange for 1,635,002 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 407,420 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 407,420 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $101,855. Mr. John Rousseau has sole dispositive and voting power with respect to all shares held by New England Capital Partners, LP.  Mr. Rousseau disclaims beneficial ownership of these shares.

(25)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 1,999,998 shares of our common stock; (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock.  Mr. Michael Acks has sole dispositive and voting power with respect to all shares held by RMC Capital, LLC.  Mr. Acks disclaims beneficial ownership of these shares.

(26)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930.  Mr. Michael Acks has sole dispositive and voting power with respect to all shares held by RMC Capital, LLC.  Mr. Acks disclaims beneficial ownership of these shares.

(27)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 1,999,998 shares of our common stock; (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 135,720 shares of our common stock.  Mr. Gary Levenstein has sole dispositive and voting power with respect to all shares held by Morgan Investors X.  Mr. Levenstein disclaims beneficial ownership of these shares.

(28)

Consists of: (i) 1,999,998 shares of our Series A-1 Preferred, which will be issued in exchange for 545,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 135,720 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 135,720 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $33,930.  Mr. Gary Levenstein has sole dispositive and voting power with respect to all shares held by Morgan Investors X.  Mr. Levenstein disclaims beneficial ownership of these shares.

(29)

Consists of: (i) 800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 218,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 800,003 shares of our common stock; (ii) warrants to purchase 54,340 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 54,340 shares of our common stock; and (iii) 54,340 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $13,585, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 54,340 shares of our common stock.

(30)

Consists of: (i) 800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 218,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 54,340 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 54,340 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $13,585.

(31)

Consists of: (i) 1,000,003 shares of our Series A-1 Preferred, which will be issued in exchange for 272,501 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 1,000,003 shares of our common stock; (ii) warrants to purchase 67,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 67,860 shares of our common stock; and (iii) 67,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $16,965, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 67,860 shares of our common stock.

(32)

Consists of: (i) 1,000,003 shares of our Series A-1 Preferred, which will be issued in exchange for 272,501 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 67,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii)

67,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $16,965.

(33)

Consists of: (i) 800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 218,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 800,003 shares of our common stock; (ii) warrants to purchase 54,340 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 54,340 shares of our common stock; and (iii) 54,340 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $13,585, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 54,340 shares of our common stock.

(34)

Consists of: (i) 800,003 shares of our Series A-1 Preferred, which will be issued in exchange for 218,001 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 54,340 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 54,340 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $13,585.

(35)

Consists of: (i) 500,000 shares of our Series A-1 Preferred, which will be issued in exchange for 136,250 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 500,000 shares of our common stock; (ii) warrants to purchase 33,800 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 33,800 shares of our common stock; and (iii) 33,800 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $8,450, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 33,800 shares of our common stock.

(36)

Consists of: (i) 500,000 shares of our Series A-1 Preferred, which will be issued in exchange for 136,250 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 33,800 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 33,800 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $8,450.

(37)

Consists of: (i) 400,000 shares of our Series A-1 Preferred, which will be issued in exchange for 109,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 400,000 shares of our common stock; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock.

(38)

Consists of: (i) 400,000 shares of our Series A-1 Preferred, which will be issued in exchange for 109,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825.

(39)

Consists of: (i) 400,000 shares of our Series A-1 Preferred, which will be issued in exchange for 109,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 400,000 shares of our common stock; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock.

(40)

Consists of: (i) 400,000 shares of our Series A-1 Preferred, which will be issued in exchange for 109,000 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825.

(41)

Consists of: (i) 999,996 shares of our Series A-1 Preferred, which will be issued in exchange for 272,499 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 999,996 shares of our common stock; (ii) warrants to purchase 67,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended

Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 67,860 shares of our common stock; and (iii) 67,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $16,965, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 67,860 shares of our common stock.

(42)

Consists of: (i) 999,996 shares of our Series A-1 Preferred, which will be issued in exchange for 272,499 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 67,860 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 67,860 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $16,965.

(43)

Consists of: (i) 399,996 shares of our Series A-1 Preferred, which will be issued in exchange for 108,999 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 399,996 shares of our common stock; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825, which such shares of Series A-1 Preferred are convertible at any time at the option of the holder into 27,300 shares of our common stock.  Mr. Brian Potiker has sole dispositive and voting power with respect to all shares held by LBJ Holdings, LLC.  Mr. Potiker disclaims beneficial ownership of these shares.

(44)

Consists of: (i) 399,996 shares of our Series A-1 Preferred, which will be issued in exchange for 108,999 shares of our Series A Preferred upon the filing of the Amended Certificate, which is expected to occur within sixty (60) days of July 1, 2006; (ii) warrants to purchase 27,300 shares of our Series A-1 Preferred that will become exercisable upon the filing of the Amended Certificate; and (iii) 27,300 shares of our Series A-1 Preferred, which are issuable upon conversion of a promissory note in the original principal amount of $6,825.  Mr. Brian Potiker has sole dispositive and voting power with respect to all shares held by LBJ Holdings, LLC.  Mr. Potiker disclaims beneficial ownership of these shares.

(45)	Consists of 864,508 shares of common stock that are subject to a repurchase option in favor of the Company.

(46)	Consists of 864,508 shares of common stock that are subject to a repurchase option in favor of the Company.

(47)

Consists of warrants to purchase 635,610 shares of our Series A Preferred Stock, which such shares of Series A Preferred are convertible at any time at the option of the holder into 635,610 shares of our common stock.

(48)	Consists of warrants to purchase 635,610 shares of our Series A Preferred Stock.

(49)

Consists of warrants to purchase 412,920 shares of our Series A Preferred Stock, which such shares of Series A Preferred are convertible at any time at the option of the holder into 412,920 shares of our common stock.

(50)	Consists of warrants to purchase 412,920 shares of our Series A Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          One of our directors, Eugene Terry, earned a finder’s fee of $120,000 for the money raised in connection with the Series A Preferred Financing.  This amount was paid at a rate of $10,000 per month, of which $40,000 was paid in 2004 and the remaining balance of $80,000 was paid in 2005.  In addition, Mr. Terry provides business development consulting to the Company and received approximately $40,000 and $66,000 for the years ended December 31, 2005 and 2004, respectively.

          The Company’s billing and reimbursement was performed by Reimbursement Specialists LLC (“RS”), an affiliated entity.  The Chairman and CEO of MSO Medical, Inc. (“MSO Medical”) was the manager of RS, and he had day to day operating responsibility for this entity. In addition, all of the outstanding stock of Reimbursement Specialists, Inc., the majority shareholder of RS, is held by a trust, of which the Chairman and CEO of MSO Medical is co-trustee, for the benefit of certain members of his immediate family. The Company acquired RS effective October 1, 2004.  Prior to the acquisition date, RS charged the Company a fee equal to 5.0% of cash collected on billed receivables.  Expenses related to this arrangement were approximately $155,000 for year ended December 31, 2004.

          MSO Physicians, P.C. has employment agreements with the founding physicians who are also shareholders of the company.  The agreements outline the roles and responsibilities of the physicians, their compensation plan and contains confidentiality and non-compete clauses.  The compensation expense for the founding physicians was approximately $1.3 million and $1.6 million for the years ended December 31, 2005 and 2004, respectively.  Two of the three founder physician employment agreements terminated in 2005.

          We engaged Commonwealth Associates, L.P. (“Commonwealth”) as a non-exclusive mergers and acquisitions advisor for a term that was originally to have ended July 31, 2006 .  We terminated this Agreement effective February 28, 2005.  We paid Commonwealth an aggregate of $120,000 pursuant to this Agreement.  In addition, Commonwealth served as MSO Medical placement agent in connection with the sale of its Series A Convertible Preferred Stock.  In connection with that transaction, MSO Medical paid Commonwealth a commission of $658,750.  In addition, MSO Medical issued Commonwealth warrants to purchase an aggregate of 1,430,627 shares of MSO Medical common stock.  In accordance with the terms of these warrants, Commonwealth then distributed such warrants to certain of its employees and representatives, including each of Messrs. Michael Falk and Robert O’Sullivan.  We assumed each of these warrants in connection with the merger such that these warrants became warrants to purchase our common stock.  Each of Messrs. Falk and O’Sullivan are principal stockholders of ours by virtue of their holding such warrants.  In addition, each of Messrs. Falk and O’Sullivan are Managing Directors of Commonwealth.

          Effective October 1, 2004, MSO Medical acquired all of the debt and equity interests of RS.  Our Chairman and Chief Executive Officer at the time, Albert Henry, was the Manager of RS.  In addition, Reimbursement Specialists, Inc. owned a majority of the outstanding membership units of RS.  All of the outstanding stock of Reimbursement Specialists, Inc. is held by a trust, of which Mr. Henry is co-trustee, for the benefit of certain members of Mr. Henry’s immediate family.  The consideration to be paid for the acquisition of RS was to be equal to one times (1x) gross revenues generated by RS from July 1, 2004 through June 30, 2005 (the “RS Purchase Price”), with up to a maximum purchase price of $1.2 million.   The RS Purchase Price was to be paid as follows: (i) 354,610 shares of Series A Preferred, and (ii) an additional number of shares of Series A Preferred derived by dividing the greater of (x) $1.41, or (y) the fair market value of the Series A Preferred into the difference between the RS Purchase Price and $500,000; provided, however, that the payment of the RS Purchase Price was contingent on MSO Medical achieving $3.0 million in EBITDA for the applicable twelve (12) month period and to the extent that EBIDTA was less than $3.0 million, only a pro rata portion of the RS Purchase Price was to be payable.  MSO Medical did not have positive EBITDA for the applicable twelve month period.  Therefore, the RS Purchase Price was reduced to zero.

          We contract to provide certain management services to the surgeons or surgeon groups who perform clinical and surgical services at each CORI Center.  The primary physician group performing patient care at each CORI Center is MSO Physicians, P.C. (“MSO Physicians”), an entity owned by Dr. James Sapala.  Dr. Sapala is one of our founders and principal stockholders.  As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities,” we have evaluated our relationship with MSO Physicians.  MSO Physicians provides services only at hospitals for which MSO Medical provides management services, and the operations of MSO Physicians have been fully funded by advances from MSO Medical.  As a result, MSO Medical is the primary beneficiary of MSO Physicians, and we have concluded that MSO Physicians is a variable interest entity.  As a result, the accounts of MSO Physicians are included in our consolidated financial statements.  MSO Physicians also entered into employment agreements with each of Drs. Sapala and Wood, who are principal stockholders of ours.  The Sapala employment agreement expired on August 31, 2005.  The Wood employment agreement expired on July 31, 2006.

          In April 2005, in connection with the settlement of a dispute with Larry Belenke, one of our then principal stockholders, the Company repurchased 1,536,904 shares of his common stock for an aggregate of $385,000 or $0.25 per share.

          On April 12, 2006, we entered into a Termination Agreement with Albert Henry, our Chief Executive Officer and one of our directors.  Pursuant to the Termination Agreement, Mr. Henry resigned as our director effective immediately and resigned as our Chief Executive Officer effective immediately after the filing of the 10-KSB.  In connection with Mr. Henry’s departure, our Board has agreed to waive our right to repurchase 576,340 shares of common stock currently held by Belusha, LP, an entity controlled by Mr. Henry such that Belusha, L.P. will own 1,248,733 shares of our common stock.  The remaining 288,171 shares of our common stock owned by Belusha L.P., but still subject to our right to repurchase such common stock, will be immediately forfeited and returned to us for cancellation.  Our Board has also agreed that in lieu of any severance payment to Mr. Henry, Mr. Henry will receive a credit in the amount of $141,250 which Mr. Henry may use to acquire securities in our next round of financing that results in gross proceeds to us in excess of $1,500,000 on the same terms applicable to each of the other investors in such financing.  In addition, Mr. Henry will also receive up to $50,000 in additional cash payments contingent on us achieving certain business milestones.

          On August 23, 2006, Mr. Straus resigned, effective August 23, 2006, from our board of directors and as our President. Mr. Straus’s resignations did not relate to any disagreements with us on any matter related to our operations, policies or practices. Mr. Straus will continue on in a more limited role, assisting us with our operations in the Detroit, Michigan market. We have not yet identified a replacement for Mr. Straus as a director or as our President.   In connection with Mr. Straus’s resignation, the employment agreement entered into between us and Mr. Straus dated May 26, 2005 (the “Straus Employment Agreement”) terminated effective August 23, 2006, with the exception of Section 8 (Indemnification), Section 9 (Confidentiality and Proprietary Rights), Section 10 (Non solicitation) and Section 11 (Non-disparagement), which sections shall survive the termination of the Straus Employment Agreement.

HOUSEHOLDING OF PROXY MATERIALS

          The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

          This year, a number of brokers with account holders who are our stockholders will be “householding” our Information Statement. A single Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Information Statement, please notify your broker, and direct your written request to MSO Holdings, Inc., President, 2300 Waukegan Road, Suite 175, Bannockburn, Illinois  60015. Stockholders who currently receive multiple copies of the Information Statement at their address and would like to request “householding” of their communications should contact their broker.

INCORPORATION BY REFERENCE

          We are permitted to “incorporate by reference” certain documents and information into this Information Statement. This means that we are referring you to the information that we have filed separately with the SEC. The information incorporated by reference should be considered a part of this Information Statement, except for any information superseded by information contained directly in this Information Statement. Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-QSB/A for the fiscal quarter ended March 31, 2006 and for the fiscal quarter ended June 30, 2006 are incorporated by reference into this Information Statement and are being mailed to each stockholder with this Information Statement.

ADDITIONAL INFORMATION

          We will furnish without charge to any stockholder, upon written or oral request, any documents filed by us pursuant to the Exchange Act.  Requests for such documents should be addressed to MSO Holdings, Inc., President, 2300 Waukegan Road, Suite 175, Bannockburn, Illinois  60015.  Documents filed by us pursuant to the Exchange Act may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the SEC website at http://www.sec.gov.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

          Stockholders who wish to communicate with members of our board of directors may send correspondence to them in care of:  MSO Holdings, Inc., President, 2300 Waukegan Road, Suite 175, Bannockburn, Illinois  60015.

DISSENTER’S RIGHTS OF APPRAISAL

          Under the Delaware General Corporation Law, our stockholders will not be entitled to appraisal rights in connection with the above Actions.  Furthermore, we do not intend to independently provide stockholders with any such rights.

By Order of our Board of Directors,

/s/ Thomas M. Mason

Chief Financial Officer

APPENDIX A
AMENDED CERTIFICATE

          Steven Straus hereby certifies that:

          ONE:   The date of the filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was November 19, 2004.

          TWO:   He is the duly elected President of MSO Holdings, Inc., a Delaware corporation.

          THREE:   The Amended and Restated Certificate of Incorporation of this Corporation is hereby further amended and restated as follows:

ARTICLE I

          The name of this corporation is MSO Holdings, Inc. (the “Corporation”).

ARTICLE II

          The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Corporation.

ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

          (A)     Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “common stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is Two Hundred Fifteen Million (215,000,000) shares, each with a par value of $0.001 per share.  One Hundred Twenty Million (120,000,000) shares shall be common stock and Ninety-Five Million (95,000,000) shares shall be Preferred Stock.

          (B)     Reverse Stock Split.  Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each two hundred (200) shares of the common stock issued and outstanding immediately prior to the Effective Time will be and are automatically reclassified as and converted (without any further act) into one (1) fully-paid and nonassessable share of common stock, par value $.001 per share, of the Corporation; provided, however, that no fractional shares of common stock of the Corporation shall be issued and in lieu of any fractional share of common stock of the Corporation which any stockholder would otherwise be entitled to receive pursuant hereto, such stockholder shall be entitled to receive from the Corporation $0.15 per pre-reverse split share of common stock at the Effective Time multiplied by the fractional share that would otherwise be issued to any such stockholder.

          (C)     Conversion of Series A Convertible Preferred Stock to Series A-1 Convertible Preferred Stock.

                    1.     Automatic Conversion.  At the Effective Time, that number equal to the Applicable Fraction (as hereinafter defined) (rounded down to the nearest whole share) of the shares of Series A Convertible Preferred Stock (as hereinafter defined) held by each holder of Series A Convertible Preferred Stock that has purchased one or more of the Corporation’s Secured Convertible Promissory Notes issued by the Corporation as of

Appendix A – Page 1

the Effective Time pursuant to that certain Securities Purchase Agreement, dated as of May 8th, 2006 (each a “Note” and, collectively, the “Notes”), shall automatically convert into the Corporation’s Series A-1 Convertible Preferred Stock (as hereinafter defined) at a ratio of 3.66972 shares of Series A-1 Convertible Preferred Stock for each such share of Series A Convertible Preferred Stock so converted, each having the rights and privileges prescribed herein.  For this purpose, the term “Applicable Fraction” means, for each such holder, a fraction determined by dividing (a) the aggregate original principal amount of the Notes that such holder has legally committed to purchase pursuant to the Purchase Agreement as of the Effective Time, by (b) $2,500,000 multiplied by the fraction equal to the quotient of (i) the total number of shares of Series A Convertible Preferred Stock held by such holder immediately prior to the Effective Time, and (ii) the total number of shares of Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time.  No such conversion shall occur with respect to shares of Series A Convertible Preferred Stock held by any holder of Series A Convertible Preferred Shares that has not purchased a Note.

                    2.     Mechanics of Conversion.  The Corporation shall send to all holders of record of Series A Convertible Preferred Stock that also are holders of the Notes (the “Eligible Holders”), written notice of the Effective Time and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock held by the Eligible Holders.  The Corporation need not send such notice in advance of the occurrence of the Effective Time.  Upon receipt of such notice, each Eligible Holder shall surrender his, her or its certificate or certificates for all shares of Series A Convertible Preferred Stock held by such Eligible Holder (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Series A-1 Convertible Preferred Stock to which such Eligible Holder is entitled pursuant to this Article IV(C).  At the Effective Time, the applicable number of shares of Series A Preferred held by the Eligible Holders shall be deemed to have been converted into shares of Series A-1 Convertible Preferred Stock, which such shares of Series A-1 Convertible Preferred Stock shall be deemed to be outstanding of record, and all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Series A-1 Convertible Preferred Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Article IV(C)2.  If so required by the Corporation, certificates of Series A Convertible Preferred Stock surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Effective Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series A-1 Convertible Preferred Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided below in lieu of any fraction of a share of common stock otherwise issuable upon such conversion.  No fractional shares shall be issued upon the conversion of any shares of Series A Convertible Preferred Stock into Series A-1 Convertible Preferred Stock, and the number of shares of Series A-1 Convertible Preferred Stock to be issued upon such conversion shall be rounded up to the nearest whole share.

                    3.     Effect of Conversion.  All shares of Series A Convertible Preferred Stock converted to Series A-1 Convertible Preferred Stock as provided in this Section shall, from and after the Effective Time, no longer be deemed to be outstanding and, notwithstanding the failure of the Eligible Holder or Eligible Holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Effective Time, except only the right of the Eligible Holders to receive shares of Series A-1 Convertible Preferred Stock in exchange therefor.  Such converted shares of Series A Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.  Upon the occurrence of such automatic conversion of the Series A Convertible Preferred Stock, the Eligible Holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock.  Thereupon, there shall be issued and delivered to such Eligible Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the

Appendix A – Page 2

number of shares of Series A-1 Convertible Preferred Stock into which the shares of Series A Convertible Preferred Stock so surrendered were convertible as of the Effective Time.

          (D)     Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Certificate”) may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series A Convertible Preferred Stock” and shall consist of Two Million One Hundred Twenty Five Thousand Five Hundred (2,125,500) shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as set forth below in this Article IV(C).  The second series of Preferred Stock shall be designated “Series A-1 Convertible Preferred Stock” and shall consist of Seventy Eight Million Three Hundred Thousand and Five (78,300,005) shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A-1 Convertible Preferred Stock are as set forth below in this Article IV (C).

                    1.     Dividends.  Holders of the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock shall not be entitled to any preference over the holders of the common stock with respect to dividends.

                    2.     Liquidation.

                            (a)     Series A-1 Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A-1 Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation (or payment of any other consideration) to the holders of the Series A Convertible Preferred Stock of common stock by reason of their ownership thereof, an amount per share equal to $0.25 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), plus any accrued but unpaid dividends on such share, for each share of Series A-1 Convertible Preferred Stock then held by them from the assets of the Corporation legally available for distribution.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-1 Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A-1 Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                             (b)     Remaining Assets.  Upon the completion of the distributions (or payments of any other consideration) required by Section 2(a) above, the remaining assets of the Corporation legally available for distribution (or the remaining amounts to be paid) to stockholders shall be distributed (or paid) among the holders of the Series A-1 Convertible Preferred Stock, Series A Convertible Preferred Stock and the common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such Preferred Stock into common stock at the then applicable Conversion Price determined pursuant to Section 4(a) below).

                            (c)     Certain Acquisitions.

                                     (i)     Deemed Liquidation.  For purposes of this Certificate, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale, license, assignment or other disposition of all or substantially all of the assets of the Corporation intended to be a disposition of the Corporation’s business ((A) and (B) collectively referred to as a “Liquidation Transaction”); unless, in the case of clause (A) or (B) the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                                     (ii)    Valuation of Consideration.  In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation or stockholders is other than cash, its value will be deemed its fair market value, as mutually determined by the Corporation and the holders of at

Appendix A – Page 3

least a majority of the voting power of all then outstanding shares of Series A-1 Convertible Preferred Stock.  Any securities shall be valued as follows:

                                               (A)     Securities not subject to investment letter or other similar restrictions on free marketability:

                                                         (1)     If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be deemed to be the average of the closing prices of the securities on such exchange or Nasdaq over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Transaction;

                                                         (2)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Transaction; and

                                                         (3)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by our Board of Directors.

                                               (B)     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by our Board of Directors.

                                     (iii)     Notice of Liquidation Transaction.  The Corporation shall give each holder of record of Series A-1 Convertible Preferred Stock written notice of any impending Liquidation Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten (10) days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein.  Notwithstanding the other provisions of this Certificate, all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

                                     (iv)     Effect of Noncompliance.  In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series A-1 Convertible Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

                    3.     Redemption.  The Corporation shall be obligated to redeem the Series A-1 Convertible Preferred Stock as follows:

                            (a)     Beginning on March 24, 2008 (the “Initial Redemption Date”), and continuing thereafter, upon the delivery to the Corporation of a written request of the holders of at least a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock (a “Redemption Request”), the Corporation shall redeem, from any source of funds legally available therefor, all shares of Series A-1 Convertible Preferred Stock from all holders of Series A-1 Convertible Preferred Stock, provided that immediately following such redemption, the Corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting rights; provided, further, that the Corporation shall not be required under this

Appendix A – Page 4

Section 3(a) to redeem from any particular holder of Series A-1 Convertible Preferred Stock, in connection with a redemption requested after the Initial Redemption Date but before the first anniversary of the Initial Redemption Date, a number of shares of Series A-1 Convertible Preferred Stock greater than fifty percent (50%) of the aggregate number of shares of Series A-1 Convertible Preferred Stock held by such holder immediately prior to such redemption.  The Corporation shall effect such redemptions not later than ninety (90) days following the date on which the Corporation shall have received the Redemption Request (the “Redemption Date”) by paying in cash in exchange for the shares of Series A-1 Convertible Preferred Stock to be redeemed an amount per share (as adjusted for any stock split, stock division or consolidation) equal to the greater of (x) $0.25 for each such share of Series A-1 Convertible Preferred Stock, or (y) the fair market value (as determined by an independent appraiser selected by the Corporation and the holders of a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock) for each such share of Series A-1 Convertible Preferred Stock, in each case, plus any accrued but unpaid dividends on such shares.  The total amount to be paid for the Series A-1 Convertible Preferred Stock is hereinafter referred to as the “Redemption Price.”

                            (b)     At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series A-1 Convertible Preferred Stock setting forth (A) the Redemption Price for the shares to be redeemed; (B) the Redemption Date; and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.  If the Corporation does not have sufficient funds legally available to redeem all sharers to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and in such event, each holder of such shares of Series A-1 Convertible Preferred Stock that are entitled to be redeemed but are not so redeemed (the “Unredeemed Shares”) shall exchange such Unredeemed Shares of Series A-1 Convertible Preferred Stock for a promissory note having a term of one (1) year (each a “Redemption Note”) and collectively the “Redemption Notes”) in the aggregate principal amount equal to the aggregate Redemption Price for such holder’s Unredeemed Shares, issued in favor of the holder(s) thereof by the Corporation, and bearing simple interest at a rate equal to 8% per annum.  At any time thereafter when additional funds of the Corporation are legally available for repayment of such notes, such funds will immediately be used to ratably repay the principal and interest owing pursuant to such notes.

                            (c)     On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.  Any moneys deposited by the Corporation pursuant to this Section 3 for the redemption of shares thereafter converted into shares of common stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any funds deposited by the Corporation pursuant to this Section 3 remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Corporation promptly upon its written request.

                            (d)     On or after such Redemption Date, each holder of shares of Series A-1 Convertible Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by such certificates are redeemed, Redemption Notices shall be issued representing the unredeemed shares.  From and after the Redemption Date, unless there have been a default in payment of the Redemption Price or the Corporation has not issued the Redemption Notes, all rights of the holder of such redeemed shares of Series A-1 Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates or to have the Redemption Notes repaid), shall cease and terminate with respect to such redeemed shares and such shares of Series A-1 Convertible Preferred Stock shall be cancelled and shall not be entitled to any of the rights and preferences provided herein.

                    4.     Conversion.  The holders of the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                            (a)     Right to Convert.

Appendix A – Page 5

                                      (i)     Subject to Section 4(c), each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.9174 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share shall be $0.9174 for shares of Series A Convertible Preferred Stock.  Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.  In addition, the Corporation shall immediately prior to the voluntary conversion of any Series A Convertible Preferred Stock, in full satisfaction of any dividend on any such share of Series A Convertible Preferred Stock that may be declared and remain unpaid prior to such conversion, issue to the holder of such Series A Convertible Preferred Stock an additional number of shares of Series A Convertible Preferred Stock determined by dividing the aggregate amount of the cash value of the dividends attributable to the Series A Convertible Preferred Stock being converted by $0.9174.

                                      (ii)     Subject to Section 4(c), each share of Series A-1 Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.25 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share shall be $0.25 for shares of Series A-1 Convertible Preferred Stock.  Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.  In addition, the Corporation shall immediately prior to the voluntary conversion of any Series A-1 Convertible Preferred Stock, in full satisfaction of any dividend on any such share of Series A-1 Convertible Preferred Stock that may be declared and remain unpaid prior to such conversion, issue to the holder of such Series A-1 Convertible Preferred Stock an additional number of shares of Series A-1 Convertible Preferred Stock determined by dividing the aggregate amount of the cash value of the dividends attributable to the Series A-1 Convertible Preferred Stock being converted by $0.25.

                             (b)     Automatic Conversion.  Each share of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock shall automatically be converted into shares of common stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of at least $25,000,000 (net of underwriting discounts and commissions), or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock, voting together as a class.  In addition, the Corporation shall immediately prior to the automatic conversion of any Preferred Stock, in full satisfaction of any dividend on any such share of Preferred Stock that may be declared and remain unpaid prior to such conversion, issue to the holder of such Preferred Stock an additional number of shares of common stock determined by dividing the aggregate amount of the cash value of the dividends attributable to the Preferred Stock being converted by the applicable, then-effective Conversion Price.

                             (c)     Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of common stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive common stock upon conversion of such Preferred Stock

Appendix A – Page 6

shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                             (d)     Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                                      (i)     Issuance of Additional Stock below Series A-1 Conversion Price.

                                                (A)     Adjustment in Conversion Price of Series A-1 Convertible Preferred Stock.  If the Corporation should issue, at any time after the date upon which any of the Notes are issued (the “Original Issue Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such Series A-1 Convertible Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A-1 Convertible Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted to a price equal to the price at which such Additional Stock is being issued.  Notwithstanding the foregoing, such adjustment to the Conversion Price of the Series A-1 Convertible Preferred Stock may be waived by the holders of at least majority-in-interest of the Series A-1 Convertible Preferred Stock then outstanding.

                                                (B)     Definition of “Additional Stock”.  For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of common stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Original Issue Date) other than:

                                                          (1)     Shares of common stock issued or issuable pursuant to stock dividends, stock splits, dividends or similar transactions, contemplated by Article IV, Sections (B) and (C) hereof and as described in Section 4(d)(ii) hereof;

                                                          (2)     Up to 2,305,356 shares of common stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Corporation and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Corporation pursuant to the Corporation’s 2004 Equity Incentive Plan, or non-plan option agreements or other arrangements approved by our Board of Directors of the Corporation;

                                                          (3)     Shares of common stock, or options, warrants or rights to purchase common stock, issued to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by our Board of Directors;

                                                          (4)     Shares of common stock issuable upon exercise of options, warrants, convertible securities or rights to purchase any securities of the Corporation outstanding as of the date of this Certificate and any securities issuable upon the conversion thereof;

                                                          (5)     Shares of common stock, or options, warrants or rights to purchase common stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by our Board of Directors;

                                                          (6)     Shares of common stock issued or issuable upon conversion of the Preferred Stock;

                                                          (7)     Shares of common stock issued or issuable by the Corporation in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to common stock; and

Appendix A – Page 7

                                                          (8)     Warrants or options to purchase common stock or Preferred Stock issued to independent consultants and/or non-employee directors provided that such consultants or directors provide bona fide services to the corporation and that each such issuance is approved by our Board of Directors.

                                                (C)     No Fractional Adjustments.  No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                                                (D)     Determination of Consideration.  In the case of the issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the common stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by our Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series A-1 Convertible Preferred Stock (voting as a separate class), irrespective of any accounting treatment.

                                                (E)     Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Original Issue Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock (the “common stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

                                                          (1)     The aggregate maximum number of shares of common stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any common stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such common stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related common stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any common stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

                                                          (2)     In the event of any change in the number of shares of common stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any common stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any of the Series A-1 Convertible Preferred Stock, to the extent in any way affected by or computed using such common stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of common stock or any payment of such consideration upon the conversion, exchange or exercise of such common stock Equivalents.

                                                          (3)     Upon the termination or expiration of the convertibility, exchangeability or exercisability of any common stock Equivalents, the Conversion Price of any of the Series A-1 Convertible Preferred Stock, to the extent in any way affected by or computed using such common stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of common stock (and common stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such common stock Equivalents.

                                                          (4)     The number of shares of common stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

Appendix A – Page 8

                                                (F)     No Increased Conversion Price.  Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                      (ii)     Stock Splits and Dividends.  In the event the Corporation should at any time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or common stock Equivalents without payment of any consideration by such holder for the additional shares of common stock or the common stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock shall be appropriately decreased so that the number of shares of common stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of common stock outstanding and those issuable with respect to such common stock Equivalents with the number of shares issuable with respect to common stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                                      (iii)     Reverse Stock Splits.  If the number of shares of common stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Conversion Price for the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock shall be appropriately increased so that the number of shares of common stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                             (e)     Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock, as the case may be, shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of common stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock of the Corporation entitled to receive such distribution.

                             (f)     Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares of common stock issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                             (g)     No Fractional Shares and Certificate as to Adjustments.

                                      (i)     No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of common stock to be issued shall be rounded up to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into common stock and the number of shares of common stock issuable upon such aggregate conversion.

Appendix A – Page 9

                                      (ii)     Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock, as the case may be, pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                             (h)     Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                             (i)     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                             (j)     Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

                    5.     Voting Rights.

                             (a)     General.  Except as expressly provided by this Certificate or as may be otherwise provided by law, the holders of the Preferred Stock shall have the same voting rights as the holders of common stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of common stock and the Preferred Stock shall vote together as a single class on all matters.  Each holder of common stock shall be entitled to one vote for each share of common stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

                             (b)     Directors.

                                      (i)     For so long as  any share of Series A-1 Convertible Preferred Stock is outstanding, the authorized number of members of our Board of Directors shall be five (5), and the Corporation shall not change the authorized number of members of our Board of Directors without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least a majority of the then outstanding Series A-1 Convertible Preferred Stock, consenting or voting (as the case may be) separately as a class.

                                      (ii)     For so long as the Series A-1 Convertible Preferred Stock is outstanding: (A) the holders of the Series A-1 Convertible Preferred Stock, voting as a separate class, shall be

Appendix A – Page 10

entitled to elect three (3) members to our Board of Directors, and (B) all of the stockholders of the Corporation voting together as a single class shall vote their shares so as to elect the remaining two directors as follows:  (i) one director who shall be the then acting Chief Executive Officer of the Corporation, and (ii) one director who shall be nominated by a majority of the then sitting directors of the Corporation.

                             (c)     Protective Provisions.  For so long as a majority of the shares of Series A-1 Convertible Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock, voting together as a separate class:

                                      (i)     authorize, pay or declare a dividend (other than dividends payable solely in common stock) on any shares of the capital stock of the Corporation, or otherwise make any distribution on any of its equity securities, other than Permitted Repurchases (as defined below);

                                      (ii)    authorize or issue, or obligate itself to issue, whether by reclassification, recapitalization, share exchange, merger or otherwise, any other equity security, including any security (other than Series A-1 Convertible Preferred Stock) convertible into or exercisable for any equity security, having rights, preferences or privileges over, or being on a parity with, the Series A-1 Convertible Preferred Stock, with respect to voting (other than the pari passu voting rights of common stock), dividends, redemption, conversion, liquidation, registration or preemptive rights or otherwise;

                                      (iii)   except as approved by our Board of Directors, sell or issue any shares of common stock for consideration other than cash;

                                      (iv)   make any loans; guarantee the debt or performance obligation of any third party; enter into any joint venture, partnership or other strategic relationship; or invest in partially owned subsidiaries in excess of $250,000 in any twelve (12) month period;

                                      (v)    create any subsidiary other than a wholly owned subsidiary;

                                      (vi)   effect any amendment, alteration, repeal or waiver of any provision of the Corporation’s Certificate of Incorporation or Bylaws, whether by merger, consolidation or otherwise, including, without limitation, any increase or decrease in the number of authorized shares of common stock and/or Preferred Stock;

                                      (vii)   effect a Liquidation Transaction, or liquidate or dissolve;

                                      (viii)  except as approved by our Board of Directors, dispose of more than ten percent (10%) of its assets, other than in the ordinary course of business;

                                      (ix)   approve or authorize any material alteration or material change in the Corporation’s business;

                                      (x)    redeem, purchase or otherwise acquire for value any share or shares of the capital stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of common stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or at any price pursuant to the Corporation’s exercise of a right first refusal to repurchase such shares (“Permitted Repurchases”);

                                      (xi)   enter into any transaction with any of its officers, directors, stockholders or affiliates or any entity in which any officer, director or stockholder of the Corporation, or any of their respective affiliates may have any interest, unless such transaction is in the ordinary course of business on terms no less favorable than those available at such time from non-affiliated parties; or

Appendix A – Page 11

                                      (xii)  incur any Indebtedness for Borrowed Money that is not expressly subordinated in payment and priority to the obligations of the Corporation under the Notes (for purposes of this paragraph, “Indebtedness for Borrowed Money” means (i) all obligations (whether interest, principal, fees, penalties or otherwise) of the Corporation for borrowed money, (ii) all obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Corporation to pay deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of the business of the Corporation, consistent with past practice, (iv) all obligations of the Corporation as lessee under capitalized leases that are in excess of $75,000 in the aggregate, and (iv) any of the foregoing guaranteed by the Corporation.

                    6.     Status of Redeemed or Converted Preferred Stock.  In the event any shares of Series A-1 Convertible Preferred Stock shall be redeemed pursuant to Section 3 or shares of Preferred Stock converted pursuant to Section 4, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation.  This Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

           (E)    Rights, Preferences and Restrictions of Common Stock.  The rights, preferences, privileges, and restrictions granted to and imposed on the common stock are as set forth below in this Article IV(E).

                    1.     Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock shall be entitled to receive, when and as declared by our Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by our Board of Directors.

                    2.     Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(C).

                    3.     Redemption.  The common stock is not redeemable.

                    4.     Voting Rights.  Each holder of common stock shall have the right to one vote per share of common stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  Notwithstanding the provisions of Section 242(b)(2) of the DGCL, but without limitation of and subject to the first sentence of this Section 4, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of at least a majority of the common stock and Preferred Stock (voting together as a single class on an as-converted basis), and the holders of common stock shall not be entitled to a separate class vote with respect thereto.

ARTICLE V

          Our Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

          Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

          (A)     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Appendix A – Page 12

          (B)     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

          (C)     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

***

          FOUR:  This Amended and Restated Certificate of Incorporation has been duly approved by our Board of Directors of the Corporation.

          FIVE:  This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the Delaware General Corporation Law.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the stockholders of this corporation.

Appendix A – Page 13

           IN WITNESS WHEREOF, MSO Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer the _______ day of ___________, 2006.

Thomas M. Mason, Chief Financial Officer

Appendix A – Page 14

APPENDIX B

HOULIHAN SMITH & COMPANY, INC. FAIRNESS OPINION DATED JULY 25, 2006

[Houlihan Smith & Company, Inc. letterhead]

July 25, 2006

Board of Directors
MSO Holdings, Inc.
333 Waukegan Rd, Suite 175
Bannockburn, IL  60015

          Re:     MSO Fairness Opinion

Gentlemen:

The Board of Directors (“Board of Directors”) of MSO Holdings, Inc., a Delaware corporation, and its subsidiaries (collectively “MSO” or the “Company”) has engaged Houlihan Smith & Company, Inc. (“Houlihan”) as the independent financial advisor to provide an opinion to the Board of Directors with respect to a contemplated going-private transaction.  Previous to this engagement, Houlihan has not provided any financial advisory services to the Company.  The nature of the contemplated transaction and the scope of Houlihan’s opinion are defined below.

Description of the Transaction

We understand that MSO is contemplating the following transaction:

1.	MSO will effect a reverse stock split of its issued and outstanding shares of common stock at a ratio of two hundred (200) to one (1) (the “Reverse Split”);

2.

In lieu of the issuance of any fractional shares, MSO will make a cash payment in the amount of $0.15 per share to holders of its common stock (on a pre-split basis), without deduction for commissions or transaction costs (the “Cash Out”);

3.	Any shares of MSO common stock remaining after the Reverse Split and the Cash Out will remain issued and outstanding; and

4.

After the Reverse Split and the Cash Out, MSO intends to de-register its common stock and suspend its reporting status with the Security and Exchange Commission (“SEC”), and to de-list its common stock from the National Association of Securities Dealers Over-The-Counter Bulletin Board (collectively, the “Privatization”).

Hereafter, the above are collectively referred to as the “Transaction”.

Scope of the Opinion

We have been engaged by the Board of Directors of MSO to provide an opinion to the Board of Directors as to whether the price and terms of the Transaction are fair, from a financial point of view, to the unaffiliated shareholders of MSO, as well as those shareholders who will retain an equity interest in the Company subsequent to the completion of the Reverse Split (“Opinion”).  In conducting our investigation and analyses and in arriving at our Opinion, we considered many financial and economic factors.  We have, among other things:

a.

Reviewed the bridge financing documents relating to the principal terms and conditions of the proposed bridge note financing between MSO and certain lenders, which will include all or some of the existing series A preferred shareholders.  We noted that there is an estimated liquidation

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preference in the amount of $9.5 million as of June 30, 2006 (the “Series A Preferred Shareholders”);

b.	Reviewed the following financial statements and SEC filings of MSO, as prepared by MSO’s legal counsel and management:

	1.	Draft copies of Form SC-13E and Form SC-14C relating to the Transaction;

2.

Annual reports, as amended, on Form 10-KSB for the fiscal two years ending December 31, 2004 and December 31, 2005, as well as Form 10-KSB for each of the then fiscal years ending September 30, 2001 through September 30, 2004 for National Superstars, Inc.  Houlihan noted that the audit opinion for the year ending December 31, 2005 stated that the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern;

	3.	Quarterly reports on Form 10-QSB, as amended, for the quarters ending March 31, 2005, June 30, 2005, September 30, 2005, and March 31, 2006; and

	4.	Form 8-K reports since January 1, 2005.

c.

Reviewed an internally prepared business plan that included the historical and projected financial statements from the periods ending December 31, 2003 through December 31, 2010 (the “Business Plan”).  We tested the assumptions in the financial forecasts of the Business Plan for  reasonableness and applied various assumptions that were more conservative and more optimistic than those used by MSO’s executive management;

d.	Reviewed the Brookhaven Bariatric Services Agreement dated March 15, 2005;

e.	Reviewed the Brookhaven Program Agreement dated March 15, 2005;

f.	Reviewed the following Center for Obesity Related Illness (“CORI”) program Agreements for the Detroit Medical Center:

	1.	CORI Program Agreement effective January 1, 2004;

	2.	CORI Program Agreement Amendment dated June, 2004;

	3.	CORI Program Agreement Second Amendment dated January 24, 2005;

	4.	CORI Program Agreement Third Amendment dated March 11, 2005; and

	5.	CORI Program Agreement Fourth Amendment dated January 13, 2006.

g.	Reviewed the federal income tax returns of MSO Medical, Inc. and MSO Physicians, P.C. for the year ending December 31, 2004;

h.	Reviewed MSO’s shareholder ownership schedule as of July 15, 2006;

i.	Held discussions with members of MSO’s executive management with respect to the historical, current, and future financial condition and operating results of MSO;

j.	Performed a valuation based on the following analyses:

	1.	Valued MSO as a going concern;

	2.	Estimated the fair market value of the common shares of the Company; and

	3.	Compared the estimated fair market value of the common shares of the Company to the consideration contemplated to be paid to the unaffiliated shareholders in the Transaction.

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k.

Performed valuation analyses of MSO, using fair market value as the standard of value.  Fair market value is defined as “the amount at which the property would change hands between a willing buyer and willing seller, when the former is not under any compulsion to buy, and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.”  This definition conforms to that found in Internal Revenue Ruling 59-60.

In performing our valuation analyses, we relied primarily on the income approach applying the discounted cash flow method, as well as the market approach applying various comparable transactions methods.  We considered both internal and external factors that influence the value of MSO in performing our analyses.  Internal factors include, among other things, MSO’s revenue concentration and organizational and financial structure.  External factors include, among other things, the overall U.S. economy and the current state of the healthcare industry.

•

The Income Approach Applying the Discounted Cash Flow Method – Houlihan received Business Plan from MSO’s management.  We discussed the assumptions inherent in the forecasts with MSO’s management and determined that they appear reasonable given the current and expected conditions in the healthcare industry and the financial position of the Company.

Houlihan calculated the projected five-year enterprise net cash flows and applied a weighted average cost of capital (“WACC”) discount rate to estimate an enterprise value for the Company.  To determine the WACC, Houlihan applied a build-up method for the cost of equity capital.  The build-up method takes into consideration the risk-free rates of return for long-term United States Treasury securities, an industry risk premium, a size premium, and company specific risks as they relate to MSO.  Houlihan estimated the equity cost of capital (assumes common and preferred) at 26.0% (rounded).  Houlihan then estimated the cost of debt capital at 10.00% based upon the terms of the senior secured convertible loan note and tax-effected this value at 40% to estimate an effective cost of debt of 6.00%.  The cost of equity and cost of debt were weighted based upon the Company’s capital structure as of June 30, 2006 to estimate a WACC of approximately 24.0%.

Our analyses concluded a negative total enterprise value for MSO.  Houlihan then subtracted out the estimated liquidation preference of the Series A Preferred Shares in the amount of $9.5 million and interest bearing debt of $694,000 to estimate the total common equity value for MSO.  Since the calculated total common equity value was negative, Houlihan concluded a total common equity value of $0.00 ($0.00 per share) as of June 30, 2006.

•

The Market Approach Using Comparable Transactions Methods – We analyzed 11 completed private transactions involving medical surgery obesity centers and other comparable medical surgery center related services that we deemed relevant.  We noted that the median enterprise value/revenue multiple was .62x.  Houlihan also determined that the comparable transaction involving the company with operations most similar to MSO was at the median.  Houlihan multiplied MSO’s latest twelve month revenue of $5.9 million by .62 (the median multiple).  We then subtracted the estimated liquidation preference of the preferred shares in the amount of $9.5 million and interest bearing debt of $694,000 from MSO’s enterprise value of $3.7 million.  Since our calculated total common equity value was negative, we concluded the total value of common equity is $0.00 ($0.00 per share) as of June 30, 2006.

We also analyzed the historical volume and trading prices for the MSO common shares during the prior year. We noted that there have been trades on five days

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between April 27, 2006 and June 20, 2006 with an aggregate of 25,560 shares at $0.15 per share.  Houlihan recognizes these transactions are an indication of fair market value and, therefore, concludes a value for the common shares of MSO of $0.15 per share based upon the past transactions method.

•

Houlihan did not consider any asset-based approaches. An asset-based approach is typically a quitting concern valuation, a liquidation value, or used to value real estate or holding companies.  It is usually not appropriate for a going-concern fair market valuation.  The valuation of both tangible and intangible assets within the context of a going-concern is implicit in the valuation conclusions developed using income and market approaches.

Based on our analyses of MSO and the Transaction, we estimated that the common equity value of MSO on a per share basis prior to the Transaction is between $0.00 and $0.15;

l.

Reviewed various publications, brochures, and research reports relating to obesity management services, as well as other outpatient clinics and specialty hospital.  We also analyzed third-party payor reimbursement trends with respect to bariatric surgery; and

m.	Conducted such other studies, analyses, inquiries and investigations as we deemed relevant and appropriate.

We have relied upon and assumed without independent verification that:

•

the data, material and other information, with respect to the Company or any of their respective business operations furnished to Houlihan by or on behalf of the Company and each of its agents, counsel, employees and representatives is true, correct and complete in all material respects;

•

the Business Plan has been reasonably prepared and reflects the best currently available estimates of the future financial results and condition of the Company and that there has been no material adverse change in the assets, financial condition, business or prospects of MSO since the date of the most recent financial statements; and

•	the final Transaction documents will be executed in form and substance substantially comparable to the most recent drafts of such documents reviewed by Houlihan.

During our review, we relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided to us by MSO executive management. We have further relied upon the written assurances and representations of the executive management of MSO that they are unaware of any facts that would make the information provided to us incomplete or misleading for the purposes of this Opinion.  We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. We assumed that the Business Plan and other information provided to us by the executive management of MSO in connection with the rendering of this Opinion were reasonably prepared on a basis reflecting the best currently available estimates and their good faith at the date of this Opinion.

In arriving at our Opinion we also considered such factors as we deemed relevant including, but not limited to:

•	the timing of the financial requirements of the Company;

•	the historical financial and operating characteristics of the Company;

•	the terms and conditions of the closing of the Transaction and the timing of the cash funding;

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•	the likelihood that the Transaction will be completed and the consequences to MSO if the Transaction fails;

•	other potential sources of financing for the Company;

•	the upside potential of the Transaction to the Company and its shareholders;

•	the risks associated with both undertaking and/or not undertaking the current Transaction; and

•	other due diligence findings related to MSO and the Transaction.

Our Opinion is necessarily based upon information made available to us, and on economic, market, financial and other conditions as they exist at the date of this letter.  We disclaim any obligation to advise the Board of Directors of MSO or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.  Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Transaction in developing our Opinion.  Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion.  Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses, taken as a whole, support its conclusion and Opinion.  Accordingly, Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

This Opinion is for the information of the Board of Directors of MSO in connection with its evaluation of the Transaction and it does not constitute a recommendation to the Board of Directors to proceed with the Transaction.  Our Opinion relates solely to the question of fairness to the MSO shareholders, from a financial point of view, of the Transaction.  Houlihan expresses no opinion as to the structure or effect of any other aspect of the Transaction, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other federal or state insolvency law, or of any pending or threatened litigation affecting MSO.  Houlihan also expresses no opinion as to the tax consequences of the Transaction.

Houlihan, a National Association of Securities Dealers member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, corporate restructurings, solvency analyses, and valuations for corporate tax and other financial reporting purposes.  Houlihan will receive a fee from MSO relating to its services in providing this Opinion that is not contingent on the consummation of the Transaction or the conclusion of our Opinion.

In an engagement letter dated June 30, 2006, MSO has agreed to indemnify Houlihan with respect to Houlihan’s services as follows:

          If Houlihan or any person or entity associated with Houlihan becomes involved in any way in any legal, tax, or administrative proceeding related to any of the services performed hereunder, the Company will indemnify, defend and hold Houlihan and any such person and/or entity harmless from all damage and expenses (including reasonable and documented attorney’s fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgment that such loss, claim, damage or liability resulted from the gross negligence, illegal acts, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of Houlihan.  Should Houlihan or any person or entity associated with Houlihan be called to a deposition or to testify with regard to the Opinion, the Company shall pay all of Houlihan’s expenses (including reasonable and documented attorney’s fees and expenses and court costs) as well as $300 per hour per Houlihan representative at such deposition, testimony, and/or discussion(s).

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Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the unaffiliated shareholders of MSO, as well as those shareholders who will retain an equity interest in the Company subsequent to the completion of the Transaction.

Very truly yours,

Houlihan Smith & Company, Inc.

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